PROSPECTUS

January 9, 2002

A Time To Grow, Inc.
8,630,000 shares of our common stock

This prospectus describes the offer and sale of up to 8,630,000 shares of our common stock, par value $.0001 per share, for sale by certain persons who are, or will become, our shareholders.  These shareholders are referred to throughout this prospectus as "selling shareholders".   Of the shares offered in this prospectus:

(1)  up to 6,000,000 shares of our common stock are issuable to Goldbridge Capital, LLC as put shares pursuant to our investment agreement dated March 13, 2001, which allows us to sell them up to $6,000,000 under a series of puts during a two year period.  We will receive no proceeds from the sale of the shares by Goldbridge Capital.  However, we may receive proceeds from the sale of the put shares to Goldbridge Capital.   With respect to the private Investment Agreement we describe in this prospectus, Goldbridge Capital LLC is an underwriter.  Shares sold to Goldbridge Capital will be purchased from us at a price equal to the lesser of 90% of or $0.08 less than the lowest closing bid price during the put pricing period.  See page 27.

(2)  2,630,000 shares of our common stock currently outstanding, which we are registering on behalf of all other selling shareholders.  We will not receive any proceeds from the sale of these shares.

Prior to this offering, no public market has existed for our shares of common stock and a public market may not develop, or, if any market does develop, it may not be sustained. Selling shareholders will sell the shares they own in the open market at prevailing prices, sell their stock in individually negotiated transactions or hold the shares for their own account. The Company will not control or determine the price at which selling shareholders decide to sell their shares, however, we estimate, based upon our own internal estimate of future market conditions, that selling shareholders will sell shares at prices ranging from $0.25 to $1.00 per share.  We intend to apply to have our common stock quoted on the Over-the-Counter ("OTC") Bulletin Board.  We may not now or ever qualify for listing of our securities on the OTC Bulletin Board.

Investment in the common stock offered in this prospectus involves a high degree of risk.  You may lose your entire investment.   Consider carefully the "risk factors" beginning on page 8 before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.  This Prospectus is not an offer to buy or sell these securities in any state where the offer or sale is not permitted.

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.  References to the "Company", "we", "us" and "our" refer to A Time To Grow, Inc., a Texas corporation.

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DEALER PROSPECTUS DELIVERY OBLIGATIONS

Until ninety days after the effective date of the registration statement of which this Prospectus is a part or the first date on which these securities were offered to the public, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully.

Summary of our Business

We provide educational and training courses designed to meet the needs of individuals, small businesses, and home office users.  Users access our courses over the Internet through our Web site at http://www.ATimeToGrow.com.   We obtain material for our courses through relationships with outside vendors from whom we buy course content at wholesale prices.  The course catalog currently contains over 400 different courses covering topics such as technology, business and personal finance.  Courses emphasize practical knowledge necessary to compete in today’s rapidly changing business environment.  We have not yet generated revenue from the sale of our courses but we now have them available for sale.

We plan to sell our courses through three primary marketing channels.  First, with the proceeds of this offering, we intend to produce and distribute an infomercial targeting individuals, families and home office users who would benefit from the content and convenience of our technology and business courses.  Second, we anticipate marketing courses directly through our Web site.  Third, we plan to build a network marketing organization to act as a direct distributor network for our courses.

     We were incorporated in Texas on June 28, 2000 under the name A Time To Grow, Inc.

     Our principal executive offices are located at 1240 Blalock Rd., Suite 170, Houston, Texas 77055. Our telephone number is: (713) 249-1428.  Information contained on our Web site is not part of this prospectus.

Summary of the Offering

On March 13, 2001 we entered into an investment agreement (the Investment Agreement”) with Goldbridge Capital, LLC ("Goldbridge") for the future issuance and purchase of shares of our common stock.  (See page 41 for more information about our relationship with Goldbridge Capital).  Our Investment Agreement allows us to sell, and requires Goldbridge to purchase, up to $6,000,000 of our common stock. Our ability to require Goldbridge to purchase our stock is subject to certain limitations based on the market price and trading volume of our common stock. Beginning on the date that a registration statement covering the resale of the shares is declared effective by the Commission, we may, at our sole discretion, sell or "put" shares of our common stock to Goldbridge at a purchase price equal to the lesser of (i) the Market Price for that Put, minus $0.08, or (ii) 90% of the Market Price.  The “Market Price” is defined as the lowest closing bid price of our common stock for the twenty (20) consecutive trading days after the put date as defined by us in an advance put notice that we deliver to Goldbridge.  Goldbridge has agreed not to assign or transfer its rights and duties under Investment Agreement.  We have filed a registration statement for up to $6,000,000 of our common stock, which we may later sell to Goldbridge pursuant to the Investment Agreement.   Goldbridge Capital LLC is the underwriter for the shares to be issued under the Investment Agreement.

Number of shares of common stock outstanding prior to this offering	2,630,000 shares (1)
Common stock offered by selling shareholders	8,630,000 shares (2)
Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock registered in this prospectus other than what we will receive when we sell share to Goldbridge under the Investment Agreement. We expect to use the proceeds from the sale of stock to Goldbridge primarily for working capital, product development and marketing expense.

Plan of Distribution

The offering of our shares of common stock is being made by our shareholders who wish to sell their shares. Sales of our common stock may be made by the selling shareholders in the open market or in privately negotiated transaction and at discounted prices, fixed prices or negotiated prices.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see the section entitled “Risk Factors”.

______________

(1) This does not include (i) up to 6,000,000 shares of our common stock which are being registered under Rule 415 for future sale to Goldbridge in connection with the Investment Agreement which allows us to put up to $6,000,000 in common stock to them over a two year period.

(2) This includes up to 6,000,000 shares of our common stock which are being registered under Rule 415 for future sale to Goldbridge in connection with the Investment Agreement which allows us to put up to $6,000,000 in common stock to them over a two year period.

Summary Financial Data

The following information is taken from our audited financial statement as of September 30, 2001. The financial highlights below should be read along with the more detailed financial statements and notes appearing later in this prospectus.  You should also read the section titled “Management's Discussion and Analysis of Financial Condition and Results of Operations.”  Because 2000 was our first year of operation year-to-year comparisons may not be an accurate indicator of our future performance.

We have incurred losses in the past and expect to incur losses for the foreseeable future.  We currently have an accumulated retained earnings <deficit> of $<100,880> as of September 30, 2001.  The auditors have issued a going concern letter, which states that our liquidity problems and lack of working capital raise a substantial doubt about our ability to continue as a going concern.  In addition, there is, currently, no public market for our stock and we cannot assure the investor that one will develop.

	Nine Month Period Ended September 30, 2001	Period Ended December 31, 2000
OPERATIONS DATA:
REVENUES	$ -0-	$ -0-

RELATED PARTY EXPENSES
Operating & Organizational Costs	7,439	58,000
General & Administrative	29,158	126
Amortization expense	6,157	-0-

LOSS FROM OPERATIONS	(42,754)	(58,126)

OTHER INCOME/(EXPENSES)
Interest Income	-0-	-0-
Interest Expense	-0-	-0-

LOSS BEFORE INCOME TAXES	(42,754)	(58,126)

INCOME TAXES	-0-	-0-

NET LOSS	(42,754)	(58,126)

Basic and Diluted net Loss Per Share	$ (0.02)	$ (0.03)
Weighted Average Number of Shares Outstanding	2,598,755	2,059,973

IMPORTANT RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the other information contained in this prospectus before investing in our common stock. The price of our common stock could decline because of any of these risks, and you could lose all or part of your investment. You also should read and consider the other information included in this prospectus, including the financial statements and related notes.  If any of the events described here occur, our business prospects, financial condition and results of operations could be materially affected in a negative manner.

WE HAVE HAD LOSSES IN ALL PERIODS PRIOR TO THIS FILING AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

At September 30, 2001, and for the prior nine months, we had a net loss of $42,754, negative working capital and a decline in net worth, which raises substantial doubt about our ability to continue as a going concern.  From inception through September 30, 2001, we had a retained earnings <deficit> of $<100,880>.  Our losses have resulted from an inability to achieve product sales and revenue targets due, in part, to insufficient working capital.  Our ability to continue operations will require positive cash flow from future operations and on our ability to raise additional funds through equity or debt financing.  If we are unable to raise or obtain needed funding, we may be forced to discontinue operations.  We may never become profitable.   Even if we do become profitable, we may not be able to sustain profitability on a quarterly or annual basis.

WE WILL NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR OUR OPERATIONS AND IF WE CAN’T SECURE ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS.

Future events, including the problems, delays, expenses and difficulties frequently encountered by companies, may lead to increased costs that could make it difficult for us to succeed with our current plan.  To raise additional capital, we may sell additional equity securities, or accept debt financing or obtaining financing through a bank or other entity.  There is not a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to a debt.  If we need to obtain additional financing it may not be available or it may not be available on terms acceptable to us.  An offering of our securities may not be successful. If additional funds are raised through the issuance of additional stock, there may be a significant dilution in the value of our outstanding common stock.  To implement our business plan, we will need a minimum of $225,000 to produce an infomercial and to purchase air time.  In addition to this, we will need sufficient operating capital to pay overhead and operating costs.  In all, we anticipate that we will need a minimum of $650,000 over the next twelve months to reach profitability.

Our future capital requirements will depend upon many factors, including the following:

·

our costs to develop and maintain our products;

·

our costs of marketing our products;

·

the rate at which we expand our operations;

·

the extent to which we develop and upgrade our technology;

·

the occurrence, timing, size and success of acquisitions; and

·

the response of competitors to our service offerings.

OUR LIMITED HISTORY MAY MAKE IT HARD TO COMPETE WITH LARGER AND MORE EXPERIENCED COMPETITORS.

We have only been operating for a short time and have not yet gained the knowledge and experience in the e-Learning industry that comes from long-term experience.  Our lack of operating history may give us a disadvantage as we attempt to compete with larger, older, more experienced competitors. Due to our limited operating history, we may not be able to attain significant sales, if any, in this market.  Limited experience may also affect the ability of our management team to make the best decisions as they implement our business plan and it may limit their ability to adapt quickly to changing market conditions. Additionally, our officers have limited experience in managing a public company.

THE EXERCISE OF OUR PUT RIGHTS TO GOLDBRIDGE CAPITAL LLC MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS.

 Subject to certain terms and conditions of our Investment Agreement, we intend to issue shares of our common stock to at a price equal to the lesser of (i) the Market Price for such Put, minus $0.08, or (ii) 90% of the Market Price; where the Market Price is defined as the lowest closing bid price of our common stock for the twenty (20) consecutive trading days after the put date as defined by us that we deliver to Goldbridge in an advance put notice.  The exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock.  Depending on the price per share of our common stock during the twenty-four month term of the Goldbridge Investment Agreement, we may need to register additional shares for resale.

SHAREHOLDERS WOULD EXPERIENCE SIGNIFICANT DILUTION IF WE WERE TO PUT THE MAXIMUM NUMBER OF SHARES POSSIBLE TO GOLDBRIDGE CAPITAL UNDER OUR INVESTMENT AGREEMENT.

We may put shares to Goldbridge Capital under the investment agreement at prices as low as $0.08 per share.  If shares are put to Goldbridge at this price or at any price near that price, significant dilution will be experienced by other shareholders.  We are currently authorized to issue up to 50 million shares of common stock.  By filing a new registration statement in the future, we could increase the number of shares available to put to Goldbridge from the 6 million shares registered in this prospectus up to a maximum of 47,370,000 shares.  The 6 million shares we are registering to put to Goldbridge under this prospectus represent only 12.7% of the currently authorized shares that we could put to them if we file an additional registration in the future.  If all of these shares were put to Goldbridge under the investment agreement, the current shareholders would be left with only 5.26% of the issued and outstanding shares of the company.  They currently hold 100% of the issued and outstanding shares.  What is more, the shareholders of the company could vote to amend the articles of incorporation at a future shareholders’ meeting to increase the number of authorized shares of common stock. If such a shareholder vote were taken in the future, Goldbridge Capital would be entitled to vote on the amendment to the Articles of Incorporation.  If this were to occur, current shareholders could experience even greater dilution.  Because of the option we have to sell shares to Goldbridge Capital at very low prices, a substantial risk of dilution exists for shareholders, which could cause a significant reduction in the value of their shares.

THE SALE OF LARGE AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

 When we exercise our put rights and sell shares of our common stock to Goldbridge, they may sell the stock they purchase from us.  If they do, our common stock price may decrease because of the additional shares available in the market.  If we decide to exercise our put rights to Goldbridge while the price of our stock is low, we must issue more shares of our common stock for any given dollar amount received from Goldbridge.

THE TERMS OF THE INVESTMENT AGREEMENT MAY MAKE IT DIFFICULT TO EVALUATE A SHAREHOLDER'S EQUITY POSITION IN OUR COMPANY.

The percentage of our common stock held by a shareholder on any given day may be different from another day depending on when and how many shares we require Goldbridge to purchase from us under the Investment Agreement.  We expect to use the net proceeds from the Investment Agreement for general corporate purposes.  However, we will have significant flexibility in applying the net proceeds.  If we fail to apply the net proceeds effectively, our business could be negatively affected.

OUTSTANDING SHARES THAT ARE CURRENTLY RESTRICTED FROM RESALE BUT MAY BE SOLD IN THE FUTURE COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

As of October 31, 2001 we had 2,630,000 shares of our common stock issued and outstanding, all of which are currently restricted but all of which are offered by selling shareholders in this prospectus.   Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not our affiliate sells is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us. In that event, "restricted securities" would be eligible for sale to the public at an earlier date. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

IN THE FUTURE WE MAY ISSUE MORE SHARES OF OUR COMMON STOCK.  THIS WOULD REDUCE INVESTORS PERCENTAGE OF OWNERSHIP AND MAY REDUCE OUR SHARE VALUE.

Our certificate of incorporation authorizes the issuance of 50 million shares of common stock, par value $.0001 per share, and no preferred stock.  If we issue all or part of our remaining authorized common stock this will result in dilution in the percentage of common stock held by existing shareholders. We may value any stock issued in the future on an arbitrary basis.  The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on the value of our shares.

THE SHARES AVAILABLE FOR SALE IMMEDIATELY BY THE SELLING SHAREHOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

A total of 2,630,000 shares of our common stock are being registered for resale under this prospectus.  The market price of our common stock could drop if substantial amounts of shares are sold in the public market. A drop in the market price could reduce the value of your investment and could require us to issue more stock than we otherwise would to raise capital.  In addition, after a one-year holding period, shares we issue under Rule 144 to non-affiliates will become eligible for trading without any additional payment to us or any increase in our capitalization.

WE MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS FROM THE GOLDBRIDGE INVESTMENT AGREEMENT TO MEET OUR LIQUIDITY NEEDS.

The future market price and trading volume of our common stock limits the rate at which we can obtain funding from Goldbridge under our Investment Agreement.  If volume is low the size of our puts is limited, if the price becomes too low, even with adequate trading volume, it become inefficient for us to make puts under the agreement.  The Agreement allows us to make puts at these low prices (as low as $0.08 per share).  If we were to make puts at these prices, existing shareholders would experiences significant dilution.  We may be unable to satisfy the conditions contained in the Investment Agreement, which would result in our inability to draw down money on a timely basis, or at all. If the price of our common stock declines, or trading volume in our common stock is low, we will be unable to obtain sufficient funds to meet our needs

THE NUMBER OF SHARES THAT CAN BE PUT TO OUR UNDERWRITER INCREASES AS THE PRICE OF OUR STOCK FALLS, WHICH CREATES A RISK OF DILUTION.

We have entered into an Investment Agreement with Goldbridge Capital, See discussion beginning on page 26, that allows us to put up to $6 million worth of our common stock to them over a two year period.  This agreement is not based upon a fixed number of shares.  Because we are allowed to put shares to them at a discount to the market price, we may decide to put a greater number of shares to them in order to raise needed capital even if the price of our stock falls.  The higher the price per share when we make a put, the less dilution will occur.  However, the lower the price of our stock when we make a put, the greater dilution other investors will experience each time we make a put.

SELLING SHAREHOLDERS MAY SELL SECURITIES AT ANY PRICE OR TIME.  THIS MAY REDUCE THE PRICE OF OUR COMMON STOCK.

After effectiveness of this prospectus, the selling shareholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling shareholders could have an adverse effect upon the public market for our common stock. See "Plan of Distribution".

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO IN THE FUTURE, A PURCHASER OF OUR STOCK WILL ONLY REALIZE A GAIN ON HIS OR HER INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

We have never paid, and have no intentions in the foreseeable future to pay, any cash dividends on our common stock. Therefore an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

BECAUSE SHARES OF OUR COMMON STOCK TRADE UNDER $5.00, THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

Our securities may be considered a penny stock. Penny stocks generally are securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

THERE HAS BEEN NO PRIOR MARKET FOR OUR SECURITIES AND A PUBLIC MARKET FOR OUR SECURITIES MAY NOT DEVELOP OR BE SUSTAINED.

Prior to this offering, you could not buy or sell our securities publicly.  If an active public market for our securities is not developed or sustained after this offering, the market price of our securities may fall or may fail to materialize at all.  If this happens you may loss part or all of the value of your investment.  Without an active public market in our stock, there will be limited liquidity and it may be hard to sell the stock you own.

THE INITIAL PRICE OF OUR COMMON STOCK MAY NOT ACCURATELY REFLECT ITS FUTURE MARKET PERFORMANCE.

         The initial price of our common stock may not accurately reflect the future value of our stock in any market.  The price of the shares we are selling has been determined based on negotiations between the underwriters' representative or the purchaser of the shares and us. The initial price may not be indicative of future market performance and may bear no relationship to the price at which our common stock will trade, if at all.  Prices may fluctuate significantly and we do not know what the value of our common shares will be in the future.

The trading price of our common stock may highly volatile and could be subject to wide fluctuations in response to factors such as:

·

announcements of technological innovations;

·

new sales formats, contracts, products or services by us or our competitors;

·

announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments; or

·

other general economic or stock market conditions, many of which are beyond our control.

           In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.  There can be no assurance that these trading prices and price earnings predictions will be sustained.

OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

     Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including, for example, the following:

1.

introduction of new products or pricing programs by our competitors;

2.

technical difficulties or system downtime affecting our web-based

3.

products;

4.

business interruptions;

5.

increases in selling and marketing expenses, as well as other operating

6.

expenses;

7.

the amount and timing of costs associated with the development and

8.

maintenance of new courses and products;

9.

economic conditions specific to the Internet; and

10.

costs and risks associated with potential acquisitions.

     Of these conditions, No.’s 1,2,3 and 6 are largely beyond our control.

     In addition, a substantial portion of our future expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation.  If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations, or our operating loss may be greater than our expectations.  We may change our pricing strategy for our products due to the rapidly evolving market for online education information, and this may affect our quarterly results.  Any one or more of these factors could affect our business, financial condition and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable.  As a result, period-to-period comparisons of our historical results of operations may not be meaningful and you should not rely on them as an indication of our future performance.  This could adversely affect the price of our common stock.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING AND, IF FUNDS ARE NOT PUT TO THEIR BEST POSSIBLE USE, THE FINANCIAL RESULTS OF OUR OPERATIONS WILL SUFFER.

Our management will have broad discretion over how they use the funds we raise.  As a result, investors will be relying on management’s judgment with only limited information about its specific intentions for use of the proceeds.  If management is unsuccessful in producing profits from the deployment of these proceeds, the value of our common shares could decrease significantly.

A SMALL NUMBER OF SHAREHOLDERS WILL OWN MOST OF OUR COMMON STOCK AND WILL CONTROL US.

Upon completion of this registration, existing stockholders will own 100% of our outstanding common stock.  Those persons who are officers, directors or who own more than 5% of our common stock will hold approximately 86% of our stock before we make any puts to Goldbridge Capital.  We will have the right to sell up to six million additional shares through puts to Goldbridge Capital as described in our Plan of Distribution.  If we sold six million shares to Goldbridge and Goldbridge continued to hold all six million shares, 96% of our then issued and outstanding common stock would be held by affiliates.  Many of these stockholders are related parties.  These stockholders will continue to control most matters requiring approval by our stockholders, including the election of our directors.  As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs.  This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control in an acquisition or takeover.

OUR UNDERWRITER AND INCUBATION COMPANY ARE RELATED PARTIES, WHICH CREATES A RISK THAT CONFLICTS OF INTEREST COULD AFFECT OUR RESULTS.

Our Chairman and CEO, Jonathan Gilchrist, is a principal and part owner of Goldbridge Capital who is the underwriter to whom we have the right to put shares under the Investment Agreement described in this prospectus.  In addition, he is the founder and CEO of The Internet Business Factory, Inc., which served as the incubator company for A Time To Grow and remains one of our major shareholders.

As a principal in Goldbridge Capital, Mr. Gilchrist will be in a position to influence whether Goldbridge will sell shares we put to it under the Investment Agreement or whether they decide to hold the shares they purchase.  This investment decision could affect the value of our stock in the market.  In the same way, he will be in a position to determine if and when The Internet Business Factory, Inc. decides to sell the shares it holds and which are included in this prospectus.

We do not have any agreements with Mr. Gilchrist regarding when he can exercise any of these rights and there remains, therefore, a potential conflict of interest between us and any other entity or organization which holds our shares and in which Mr. Gilchrist holds voting control or shared voting control over the shares of our stock they own.  If these shares are sold in large blocks or at times when the market for our stock is not strong, it may have a negative effect on the value of the shares purchased by other investors under this prospectus.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS

     Our certificate of incorporation and by-laws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction.

OUR BY-LAWS CONTAIN CERTAIN PROVISIONS THAT COULD HINDER A CHANGE IN OUR CORPORATE CONTROL.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

1.

allowing written stockholder actions only by 70% or greater consent;

2.

a proscription against cumulative voting for directors by shareholders that would, otherwise, allow a minority of shareholders to elect director(s);

3.

limitations on who may call annual and special meetings of the stockholders;

4.

advance notice procedures with regard to stockholder proposals and nominations of candidates for election as directors; and

5.

a provision that vacancies on the board of directors, including newly created directorships, be filled by a majority of directors then in office.

RISKS RELATED TO OUR BUSINESS

IF WE GROW QUICKLY WE COULD ENCOUNTER PROBLEMS RELATED TO INCREASED CUSTOMER DEMANDS ON OUR LIMITED RESOURCES.

Rapid growth would place a significant strain on our managerial, operational, financial and other resources.  Our systems, procedures, controls and management resources may not be adequate to support our future operations. Future growth will require us to implement additional management information systems; develop further our operating, administrative, financial and accounting systems; and maintain close coordination between departments.   If we are unable to manage our growth, we could limit our ability to capitalize on new business opportunities that may arise or to implement our business strategy.

     We cannot assure you that our personnel, systems and controls will be adequate to support future growth.  Our inability to manage growth or to maintain the quality of our products and services could cause us to lose customers and could significantly increase our operating expenses.

WE ARE DEPENDENT ON OUTSIDE DISTRIBUTORS FOR THE SALE OF OUR PRODUCTS TO CUSTOMERS.

We sell our products primarily through a network of distributors and other direct sales channels. These distributors are generally paid on a commission basis and do not have a minimum sales requirement.  Our distributors are short-term independent contractors.  We do not have our own sales force at this time.  If we do not competitively price our products or if the quality of the products is low our distributors may fail to aggressively market our products for us.  If our distributors do not successfully sell our products, then our revenue and profits will not materialize.

WE DO NOT HAVE EMPLOYMENT AGREEMENTS WITH ANY OF OUR OFFICERS OR EMPLOYEES AND IF WE ARE UNABLE TO RETAIN OUR MANAGEMENT TEAM OUR BUSINESS OPERATIONS AND OUR GROWTH OBJECTIVES MAY BE ADVERSELY AFFECTED.

     Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Jonathan Gilchrist, our Chief Executive Officer, and Tommy Waldrop, our Chief Technology Officer, as well as other of our management members. We do not have employment agreements with our officers or employees. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and results of operations.  We may not be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services.

OUR OFFICERS DO NOT DEVOTE THEIR FULL TIME EFFORTS TO OUR BUSINESS AND ARE ENGAGED IN OTHER BUSINESS ACTIVITIES.

Each of our officers, including our CEO, devotes only a part of his time to the management of A Time to Grow.  For example, our Chairman and CEO is also the Chairman and CEO of The Internet Business Factory, Inc., an Internet incubator company.  In addition, he works as a member of Goldbridge Capital in Houston, Texas.  Because each member of our management team has other business obligations, they may not spend as much time as needed on our business in order to maximize its success.  When competing demands on their time arise, we cannot insure that the needs of our company will have priority over the other demands placed upon the management team’s time.

The precise percentage of time each member of the management team will spend on our business will vary depending on factors such as:

·

Our ability to compensate them for their services;

·

The number of new customers who purchase our courses;

·

The needs of the business for the skills of that member of the management team; or

·

The speed with which our business grows.

If members of the management team do not spend adequate time managing our business or become distracted by other demands placed upon their time, it could have a negative impact on our operating results.

WE DEPEND ON THIRD-PARTY SUPPLIERS FOR MOST OF THE COURSES WE SELL.

 We depend on vendors of online courses for most of our content that we sell.   We depend on outside suppliers for such things as pre-packaged content, software and secure processing services.  We have a Content License and Service Agreement with PG Technology, Inc. to provide our courses.  This agreement is discussed in the Description of Business section of the prospectus.  Any interruption of supply for any of our products could significantly delay our operations and could reduce our income and earnings.  If our service is interrupted, our customers may leave us.  Historically, we have relied on one vendor, PG Technology, Inc.,  a related party, for most of our online course offerings.  We cannot be assured that they will continue to supply courses to us and we may have to find other vendors.

SYSTEM FAILURES COULD BE HARMFUL TO OUR REPUTATION AND/OR INTERRUPT OUR ABILITY TO PROVIDE SERVICES.

The continued and uninterrupted performance of our computer systems and servers is critical to our success.  Any system failure that causes interruptions, including failures that affect our ability to collect information from our data providers, could reduce customer satisfaction and would reduce the attractiveness of our services.  We also face the risk of a security breach of our computer system, which could disrupt our ability to deliver online content.

As the number of visits to our Web site increases, traffic on our Web site could strain our systems and increase the likelihood of system failures.  Damage to our computer system could delay or prevent delivery of our products and result in the loss of our customers.  Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, flood, power loss, telecommunications failures, vandalism and other malicious acts.

 In addition, a failure of our telecommunication providers to provide the data capacity in the time frame required by us could cause interruptions in the delivery of our products. Our computer and communications hardware is located at third-party facilities, and the loss of any of this hardware or the data it contains could cause us not to be able to operate our business for a substantial period of time.

IF WE ARE NOT ABLE TO ATTRACT HIGH QUALITY PROGRAMMERS AND WRITERS, OUR GROWTH MAY BE LIMITED BY NOT BEING ABLE TO RESPOND TO TECHNOLOGICAL CHANGES.

There is intense competition for qualified computer technicians, programmers, writers and sales and marketing personnel.  If we fail to attract and retain high quality employees, it could affect our ability to respond to rapid technological change and limit our growth. Our success depends on attracting and retaining skilled personnel.  If we failure to attract and retain these specialized employees we will not be able to execute our business plan as expected.

GOVERNMENT REGULATION OF THE INTERNET OR OF THE SALE OF PRODUCTS ONLINE COULD ADVERSELY AFFECT SALES OR INCREASE OUR OPERATING COSTS.

There are currently few laws or regulations that specifically regulate communications or commerce on the Internet.  However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services.  In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and online service providers in a manner similar to long-distance telephone carriers and to impose access fees on them.  This regulation, if imposed, could increase the cost of transmitting data over the Internet.

It may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet.  State tax laws and regulations relating to the provision of products and services over the Internet are still developing.  A few states have tried to impose taxes on products and services provided over the Internet.  If additional states try to do so, our operating costs may increase and we may not be able to increase the price that we charge for our products to cover these costs.  Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, decrease the demand for our web site, increase our operating expenses or otherwise adversely affect our business.

DUE TO CHANGING LAWS AND THE OPEN ARCHITECTURE OF THE INTERNET, WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

 We have licensed or copywrited certain aspects of the technology incorporated in our products including our URL’s. The validity and breadth of intellectual property claims involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy, and expensive. The scope of any intellectual property rights to which we have or may obtain rights may not prevent others from developing and selling competing products. In addition, our rights may be held invalid upon challenge, others may claim rights in or ownership of our rights, and our products may infringe, or be alleged to infringe, upon the intellectual property rights of others.

OUR COMPETITORS ARE LARGER AND BETTER FINANCED THAN WE ARE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

The markets in which we compete and other markets which we plan to enter are highly competitive and rapidly changing. We face competition from numerous larger, better capitalized and more widely known companies.   Competition may result in pricing pressure, which could adversely affect our gross margins.  These companies may be more successful than us in capturing market share.  The availability of free information services or downloads from Internet competitors may lessen the demand for our products because we charge fees for our products.

While we are not a portal company, we compete with Internet portal companies that offer free access to government-sponsored and advertiser-supported sites that provide some of the same resources that we provide.  Substantial amounts of free information are also available over the Internet and from other sources.

 Developments in Internet technology and available bandwidth are forcing Internet companies to adjust rapidly to changes in technology.  If we do not respond to rapid technological change and evolving industry standards in the web-based information and e-commerce market, we will be at a competitive disadvantage and we could lose potential customers to our competitors.  As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the online community and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

WE MAY NOT BE ABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES, AND OUR INABILITY TO DO SO WOULD LIMIT OUR GROWTH.

Our growth will be dependent, in large part, on our ability to make significant acquisitions of other e-learning companies.  We expect to evaluate and pursue acquisition opportunities in our business sector and other sectors on terms we consider favorable.  We cannot be sure that we will identify attractive acquisition opportunities.  If we do, we cannot be certain that we will be able to complete these acquisitions on commercially acceptable terms.

If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own.  These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and affect our results of operations.  Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized.  In addition, we may incur debt or issue equity securities to pay for any future acquisitions.  The issuance of equity securities could be dilutive to existing stockholders and could reduce the value of their shares.

IF THE INTERNET FAILS TO GROW AS A COMMERCIAL MEDIUM AND TO DEVELOP AS A SAFE PLACE FOR COMMERCIAL TRANSACTIONS, OUR CUSTOMERS MAY NOT BE WILLING TO PURCHASE OUR PRODUCTS ONLINE.

Our success depends in large part on the growth and success of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security.  Sales of our web-based products are tied to the adequacy of the Internet infrastructure and the continued growth and commercial viability of the Internet.  Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted.

Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward- looking statements.

We believe that the assumptions and expectations reflected in the above stated forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have discussed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

     You are cautioned not to place reliance on forward-looking statements, which reflect management's analysis only as of the date of this prospectus.  We assume no obligation to update forward-looking statements.

USE OF PROCEEDS

     The shares of common stock covered by this prospectus are to be sold by our shareholders and we will not receive any proceeds from their sales other than what we may receive pursuant to our Investment Agreement if we choose to put shares to Goldbridge subject to the terms and conditions of that agreement. We intend to use the proceeds from puts to Goldbridge for working capital and other general corporate purposes.

We plan to use the proceeds that we may receive from the sale of shares to Goldbridge Capital to market our products using an infomercial and to implement our business plan.  Because our ability to realize proceeds from the Goldbridge agreement is dependent upon market conditions which we cannot control, the actual amount we will realize cannot be determined at this time.  The maximum amount we can realize is $6,000,000.

We anticipate production costs of $75,000 for an infomercial and a minimum media investment of $150,000 for air time.  If the infomercial is successful, we would hope to invest in significantly larger amounts of air time.  We will also need funds for operating costs, course development and marketing costs.  We estimate that we will need to realize a minimum of $650,000 from the Goldbridge Investment Agreement to achieve our minimum business goals and to reach profitability.  If we are able to realize substantially more than this under the Investment Agreement, we will be able to spend more on marketing and course development which we believe will help us to grow more quickly.   If the infomercial is successful, we expect sales revenue to be sufficient to make us profitable within one year.  We would define success, in this regard, as the procurement of 50,000 or more new subscribers.

DETERMINATION OF OUR SHARE PRICE

Before this offering, there has been no public market for the shares of our common stock.  Accordingly, the price of the common shares stated in this prospectus, $1.00, was determined by an arbitrary process based upon our internal, subjective evaluation.  Among the factors considered in determining the initial estimated price of the common shares were:

1.

Our history and our prospects;

2.

The industry in which we operate;

3.

The status and development prospects for our proposed products and services;

4.

Our past and present operating results;

5.

The previous experience of our executive officers; and

6.

The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

SECURITY HOLDERS

     At October 31, 2001 there were 2,630,000 shares our common stock outstanding, which were held by approximately 25 shareholders of record.

DIVIDEND POLICY.

We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future.  Our board of directors intends to follow a policy of using retained earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our board of directors in light of conditions then existing, including our earnings, if any, financial condition, capital requirements and other factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following discussion should be read along with our financial statements, which are included in another section of this document.  This discussion contains forward-looking statements about our expectations for our business and financial needs.  These expectations are subject to a variety of uncertainties and risks that may cause actual results to vary significantly from our expectations.  The cautionary statements made in this Report should be read as applying to all forward-looking statements in any part of this prospectus.

We were incorporated on June 28, 2000 as a Texas Corporation. Our principal office is located at 1240 Blalock Road, Suite 170, Houston, Texas 77055.  Any reference in this document to “the Company,” "our", “we” or “us” refers to A Time To Grow, Inc.

We provide Web based courses and services designed to meet the training needs of individuals, businesses and organizations.  We sell our courses on the Internet and through direct sales channels.  We derive our revenue from subscriptions to our course content.  Our expenses consist primarily of marketing costs, cost of procuring goods from third parties, management expenses and product development costs.  Following the offering, we intend to invest funds received under the Goldbridge Investment Agreement, if any, in the development of additional courses and in the production of an infomercial describing and marketing our product offerings.

Results of Operations for year ending December 31, 2000.

As of December 31, 2000, we had no cash reserves and no other liquid assets or resources.  On September 30, 2001 we had cash reserves of $491.  Our liabilities consisted of a Note due to a shareholder, Jonathan Gilchrist, in the amount of $35,255 for his having paid $30,000 of the Company’s obligation to acquire its initial course licenses during 2000 and loaned the Company $5,255 during the first nine months of 2001.  Unpaid principal is payable on demand.  Interest will begin to accrue on December 31, 2002 at a rate of 9% if we have not repaid the principal by that date.  This note is secured against the assets of the company.

We have been dependent on The Internet Business Factory, Inc., an Internet incubator, to provide sufficient working capital for operations, product development and deployment of our products at all times prior to June 30, 2001.  We will be responsible for our own expenses and development following that date.  If we are not able to raise sufficient capital through our investment agreement with Goldbridge Capital or through other investment activity, we may not be able to successfully implement our business plan.  We may need to depend upon shareholder loans or investment to fund operations.

Results of Operations

We began the development of our product, Web sites and content resources in late June of 2000.  Because we did not launch the marketing of our product during this period, we did not have any revenues or profits through the period ending September 30, 2001. We have not yet realized revenue from the sale of our products and have been dependent on capital contributions and our incubator company to cover operational and development costs.  We expensed a total of $58,126 in all aspects of the business during the period ending December 31, 2000, and $42,754 during the first three quarters of 2001.  In addition, we have capitalized software development costs of $21,600 as of December 31, 2000 and $31,667 less accumulated amortization of $6,157 as of September 30, 2001.  These were our development stage costs for developing our website.  During these periods we were able to use common stock to pay for most of these expenditures.  We issued 1,265,000 shares of common stock to our founders for their ideas and consulting services to launch our company.  These initial shares were valued at the stock’s par value of $0.0001 per share, or a total of $126.  We issued 750,000 shares of common stock to IBF for the services they would render in providing management, development, software and marketing services.  These shares were non-forfeitable and fully vested when issued.  They remain a beneficial owner of over 5% of our common shares.  These shares were valued at $0.10 per share, or a total of $75,000.  Based on personnel and other charges incurred on our behalf by IBF, they charged us $60,600 in 2000 against the $75,000 prepaid expense that we had from issuing them this stock.  In the first two quarters of 2001, IBF charged us $14,400 against this prepaid expense for additional costs incurred on our behalf.  Also in 2000, we issued 250,000 shares of common stock to Tommy Waldrop, the owner of PG Technology, for technology services and Web hosting as well as for the provisioning of our course content.  These shares were valued at $0.10 per share, or a total of $25,000.  In the first two quarters of 2001, we issued 260,000 shares of common stock to five other individuals or entities for services they provided in the development and deployment of our products and business.  These shares were valued at $0.10 per share or a total of $26,000.

We had a net loss of $58,126 for the period ending December 31, 2000 and a net loss of $42,754 for the first three quarters of 2001.  This represents a loss of $0.03 per share for the period ending December 31, 2000 and $0.02 per share for the first three quarters of 2001.  We have very limited liquidity and have been dependent on The Internet Business Factory for the development and deployment of our product, software platform and content.

We have developed our Web site and e-commerce tools, and have obtained the contract rights for up to 2,000 licenses for course content to populate the site for the Institute of Technology.  Because this Registration Statement covers our first fiscal year, we are unable to compare performance to earlier periods.  We feel that we are now ready to begin the process of delivering our product to the marketplace effectively and that this can be done profitably if we complete our funding goals as discussed elsewhere in this filing.  If we are unable to procure additional funding we may not be able to complete the development of our business plan and may not be able to continue as a going concern.

Plan of Operations

On March 13, 2001, we entered into an Investment Agreement with Goldbridge Capital which will allow us, subject to specific conditions, to put or sell up to $6 million of our common stock to them over a two year period.  (This Agreement was amended on October 31, 2001 as discussed beginning on page 26.)  In order to sell this stock to Goldbridge Capital under the Investment Agreement we must have an effective registration statement on file with the SEC, we must have sufficient liquidity in our stock and we must meet certain other minimum requirements under the agreement.  This agreement is discussed in greater detail below and has been filed as an exhibit to our registration statement on Form SB-2 to which this prospectus relates.  We plan to use the proceeds that we may receive from the sale of shares to Goldbridge Capital to market our products using an infomercial and to implement our business plan.  We anticipate production costs of $75,000 for the infomercial and a minimum media investment of $150,000 for air time.  In addition, we will begin to develop our own proprietary content in addition to the content we provide from third-party outside vendors.  If the infomercial is successful, we expect sales revenue to be sufficient to make us profitable within one year.  We would define success, in this regard, as the procurement of 50,000 or more new subscribers.  With these funds we will expand the variety of content we are able to offer and begin the process of developing proprietary content that will be owned by us.

Despite our efforts, we may not be successful in implementing our vision based on the recent trends within the Internet industry, particularly with respect to consumer oriented content providers and e-commerce companies.  Beginning in early 2000 and continuing into 2001, a significant number of these companies began to experience financial difficulties, which included dropping share prices, layoffs or closures and lack of profits.  In addition, many Internet companies have sought combination with their competitors or with more traditional “brick-and-mortar” companies in an effort to survive.  Many Internet companies are running deep losses and have spent heavily on marketing, customer acquisition, personnel and product development only to experience cash shortages prior to reaching profitability.  We may be affected by similar market conditions.

Liquidity and Capital Resources

In 2000 and the first two quarters of 2001, we were funded and operated completely within the confines of an Internet incubator, The Internet Business Factory, Inc.  We depended on the liquidity and resources of the incubator for all development, personnel, licensing, hardware, bandwidth and operating costs.  As of December 31, 2000, we had total assets of $84,000 and $30,000 in current liabilities.  As of September 30, 2001 we had total assets of $74,001 and $35,255 in current liabilities.  We had a net loss of $58,126 for the period ended December 31, 2000 and $42,754 for the first three quarters of 2001.  Negative cash flow from operating activities for the periods ended December 31, 2000 and September 30, 2001 were $42,000 and $6,264 respectively.

To fund the development and implementation of our business plan, we issued 1,260,000 shares of common stock for services, including 750,000 shares issued to the Internet incubator.  In addition, we sold 105,000 shares of common stock to accredited investors under an exemption to registration for $13,500.   We issued a promissory note for $35,255 to the principal founding shareholder for a payment made on our behalf and for cash funds loaned to us.

As of September 30, 2001 we do not have significant financial commitments or capital requirements other than the $35,255 note payable to a shareholder that must be met for us to continue our current operations.  We will need cash to implement our marketing program and produce an infomercial but these are not current, fixed obligations.

We are not currently seeking financing from any source other than from the Investment Agreement with Goldbridge Capital.  We do not currently have plans to seek additional financing until we are able to evaluate the effectiveness of this Agreement.  We will have to succeed in our financing activities in the year ahead in order to complete and execute on our business plan.  Our working capital requirements and cash flow from operations are expected to vary from quarter to quarter, depending on the success of marketing activities, operating expenses, capital expenditures and other factors.  We will need to raise substantial additional capital in order to succeed and to continue in business.  Since inception, we have experienced negative cash flow from operations and will continue to experience negative cash flow for some time in the future.  It is not expected that the internal source of liquidity will improve until significant net cash is provided by operating activities, and until then, we intend to rely upon external sources for liquidity.  As of September 30, 2001, our sources of external and internal financing are limited.  Our primary source of capital is currently our founding shareholder, Jonathan Gilchrist and a limited number of accredited investors.

In the first three quarters of 2001 we received a total of $1,500 from a total of ten accredited investors who purchased a total of 15,000 shares of our common stock at $0.10 per share.  These shares were issued under an exemption from registration contained in Section 4(2).

We anticipate production costs of $75,000 for an infomercial and a minimum media investment of $150,000 for air time.  If the infomercial is successful, we would hope to invest in significantly larger amounts of air time.  We will also need funds for operating costs, course development and marketing costs.  We estimate that we will need to realize a minimum of $650,000 from the Goldbridge investment agreement in the next 18 months to achieve our minimum business goals and to reach profitability.

Our financial statements are prepared using principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, we do not have significant cash or other material liquid assets, nor do we have an established source of revenue sufficient to cover our operating costs and to allow us to continue as a going concern.  We may, in the future, experience significant fluctuations in our results of operations.   We will be required to obtain additional debt and equity financing or our illiquidity could suppress the value and price of our shares if and when a market for those shares becomes available.  However, our offerings of securities may not be undertaken, and if undertaken, may not be successful or the proceeds derived from these offerings may be less than anticipated and/or may be insufficient to fund operations and meet the needs of our business plan.  Our current working capital is not sufficient to cover cash requirements for the balance of the current fiscal year or to bring us to a positive cash flow position.  It is possible that we will never become profitable and will not be able to continue as a going concern.

GOLDBRIDGE CAPITAL, LLC, INVESTMENT AGREEMENT

We entered into an Investment Agreement with Goldbridge Capital, LLC, on March 13, 2001 for the sale of up to six million dollars of our common stock to Goldbridge under a series of puts over a two year period under Rule 415.  The six million shares we are registering in this prospectus will be held by us until such time as we decide to put these shares to Goldbridge under Rule 415.  This Agreement was amended on October 31, 2001.  A copy of the agreement has been filed as an exhibit to the SB-2 registration statement to which this prospectus relates.  (See, “Where You Can Find More Information.”)   On January 15, 2001, prior to entering into the Investment Agreement, we issued 200,000 shares of common stock to Goldbridge Capital for consulting services related to our business strategy and the steps we could take to become a publicly reporting company.  These shares were valued, for accounting purposes, at $0.10 per share and they were vested and non-forfeitable when issued.

Following the effective date of this registration, we will have the right to decide whether to sell shares to Goldbridge under the Investment Agreement, as amended, or not.  When we decide to make a put to Goldbridge, they are required to buy the shares we put to them under the terms of the Investment Agreement, as amended.  We may decide in the future to sell all, part or none of the six million shares allotted under this agreement.  If a market does not develop for our stock with sufficient trading volume to put shares to Goldbridge, we will be unable to put any of the shares even if we wished to do so.  Each put is limited to 15% of the trading volume during the 20-day pricing period, which begins on the put date.

The amount we receive from Goldbridge when we make a put will be the lesser of 90% of, or $0.08 below, the lowest closing bid price during the 20-day pricing period.  If our stock fails to trade at the level of $0.80 or more, the maximum amount we can receive from each put will be a lesser percentage than we otherwise would receive.  For example, if the lowest closing share price during a put period is $0.60 we would receive only $0.52 per share.  By contrast, if the lowest closing bid price during that same period is $1.00, we would receive $0.90 per share.  The following table illustrates the effect that lower share prices would have on the book value of an investor’s shares:

Table illustrating the effect on shareholder’s equity of market price fluctuation for shares sold to
Goldbridge Capital under our investment agreement

Market Price[1]	Net to Company	Shares outstanding prior to any puts[2]	Shares outstanding if maximum puts to Goldbridge[3]	Total shares after all puts	Percent of shares available to put to Goldbridge[5]	Shareholders’ equity per share[4]
None	---	2,630,000	---	---		$0.01
$1.00	$0.90	2,630,000	6,666,666	9,296,666	14%	$0.65
$0.50	$0.42	2,630,000	14,285,714	16,915,714	30%	$0.36
$0.25	$0.17	2,630,000	35,294,117	37,924,117	75%	$0.16
$0.20667	$0.12667	2,630,000	47,370,000	50,000,000	100%	$0.12

(1)

The market price is defined in the agreement as the lowest closing bid price during the pricing period.  These market prices are for the purpose of illustration only and do not indicate our expectation that these prices will reflect the actual value of our stock in the market.

(2)

We have the right to put shares to Goldbridge over a two-year period.  The company may issue other shares for other purposes during this period that would affect the dilution experienced by investors under this prospectus.

(3)

We may or may not decide to make the maximum number and size of puts allowed under the investment agreement.  This assumes that we can and do make the maximum number and size of puts over the term of the agreement.

(4)

This assumes that we receive and hold the cash from our puts to Goldbridge at the time of the calculation.  Because puts will be made over a two-year period this assumption may not be correct.  These numbers should be understood as illustrative only and not a representation of what will actually occur in the future.

(5)

Only six million shares have been registered in this prospectus.  In order to have the right to put additional shares to Goldbridge under the agreement, those additional shares will have to be registered in the future.  This prospectus will only allow us to put up to 6 million shares to Goldbridge under the agreement.

If we elect to make puts to Goldbridge at extremely low prices, substantial dilution will occur.  The maximum number of shares we could put to Goldbridge under the Agreement is 47,370,000 shares.  We  are currently authorized by our articles of incorporation to issue up to 50 million shares of common stock.  Prior to this offering we had 2,630,000 shares issued and outstanding.  We are registering six million  shares in this prospectus represent 12.67% of that maximum number of shares that could theoretically be put to Goldbridge under the Agreement.  We can file a new registration statement to register additional shares in the future up to the total number of shares that we are authorized to issue at that time.  Shareholders could vote in the future to increase the number of authorized shares by amending the articles of incorporation.  If this were to occur, we could, potentially, register even more than the 47,370,000 shares that are currently available to us.  If we register additional shares , in addition to the six million registered in this prospectus, additional dilution will occur.  We currently believe that the six million shares that we are currently registering  will be sufficient.  We based this decision on our evaluation of how much money we estimate we will need to reach our business goals and upon our best estimate of what we think our stock price will be after we are public.  Our cash needs may change in the future as we implement our plan and we do not know at what prices or volume our stock will trade in the market.  You should be aware that we may register a large number of additional shares in the future in order to raise the funds we need if our original analysis proves inaccurate.

Our ability to put shares of our common stock to Goldbridge and Goldbridge's obligation to acquire and pay for the shares of our common stock is subject to several conditions and limitations, including, but not limited to, the following:

1. The registration statement, of which this prospectus forms a part, will have been declared effective by the SEC prior to the first date we put our common stock to Goldbridge.  In addition, we must successfully apply to have our stock listed on the Nasdaq OTC Bulletin Board or other national exchange.

1.

Our registration statement will have previously become effective and will remain effective on each put date and (i) neither we nor Goldbridge will have received notice that the SEC has issued or intends to issue a stop order with respect to the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, and (ii) no other suspension of the use or withdrawal of the effectiveness of the registration statement or related prospectus will exist.

2.

Our representations and warranties to Goldbridge as set forth in the Investment Agreement, as amended, must be true and correct in all material respects as of the date of each put (except for representations and warranties specifically made as of a particular date).  These representations include:

(i)

That we are in good standing as a corporation;

(ii)

That our condition is as we described it to the underwriter;

(iii)

That we had all proper corporate authorizations needed to enter into the investment agreement;

(iv)

That the shares we issue to Goldbridge in the future will be validly issued;

(v)

That we do not violate any provision of our by-laws or articles by entering into the investment agreement;

(vi)

That we will file the necessary registration documents to become a reporting company;

(vii)

That we have paid all taxes that we owe; and

(viii)

That we have or will hire an independent auditing firm authorized to practice before the SEC.

4. We must perform, satisfy and comply in all material respects with all covenants, agreements and conditions required by the Investment Agreement, and the registration rights agreement, dated March 13, 2001.

5. The trading of our common stock will not have been suspended by the SEC or the NASD and our common stock will have been approved for listing or quotation on and will actually be listed or quoted and not have been delisted from the OTC Bulletin Board or the principal market on which our common stock is quoted.

6. We will have caused to be delivered to Goldbridge, upon the delivery of a put advance purchase notice, an opinion of counsel in form and substance reasonably acceptable to Goldbridge relating to the issuance of our common stock.

7. If for any reason, Goldbridge Capital becomes insolvent or goes out of business , we will be unable to make the anticipated puts to them.

We may not be able to satisfy all of the conditions required under the Investment Agreement.  We currently do not meet the requirements to make a put.  Before we can make any put to Goldbridge, we must have an effective registration statement in place, be listed on the  OTC BB or other exchange, and be current in all reports required by the SEC.  The amount of shares that we can put to Goldbridge depends on our trading price and trading volume.

We have filed a registration statement, of which this prospectus forms a part, in order to permit Goldbridge to resell any common stock it buys pursuant to the Investment Agreement after it has purchased the shares we decide to put to Goldbridge. We will prepare and file amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it.

Goldbridge Capital is an “underwriter” within the meaning of the Securities Act in connection with the sale of the put shares registered under Rule 415.  Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters.  Profits on any resale of the common stock as a principal by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.  Any broker-dealer participating in such transactions as agent may receive commission from the selling security holders (and, if they act as agent for the purchaser of our common stock, from such purchaser).  Broker-dealers may agree with the selling security holders to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for any of the selling security holders, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to any of the selling security holders.  Broker-dealers who acquire common stock as principal may resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices, and in connection with such re-sales may pay to or receive from the purchasers of such common stock commissions computed as described above.  We will not receive any proceeds from the sale of the common shares registered in this prospectus.  We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

DESCRIPTION OF BUSINESS

Company Overview

We provide Web-based courses and services designed to meet the training needs of business, small and home offices and individuals.  We offer a high-quality, interactive learning experience over our customer’s computer networks and Internet browser.  Our courses allow users to learn in a self-paced and flexible manner anywhere and at any time.  Our catalogue of courses includes over 400 class choices on a broad range of topics including information technology, desktop computing, business skills and home office and business principals and practices.  We distribute our courses directly over the Internet.  We believe our extensive course offerings, unique pricing model and high-exposure marketing will earn us a significant position in the e-Learning market.

A Time To Grow, Inc., was incorporated on June 28, 2000 in Houston, Texas, as a Texas Corporation.  We may be contacted by writing to: A Time To Grow, Inc., 1240 Blalock Road, Suite 170, Houston, Texas 77055.   Any reference in this document to “the Company,” “we” or “us” refers to A Time To Grow, Inc.  We are a development stage company that has been built and developed by The Internet Business Factory, Inc., and an Internet incubator.  Our Web site is www.ATimeToGrow.com.

Description of Our Courses

We provide online training and education, or e-Learning, targeted at the consumer education market.  The customer takes the courses selected through an Internet browser interface and does not need to download or take possession of our software or content during the process.  The courses are delivered using an Application Service Provider (ASP) model.  When fully implemented, we will offer three categories of online training materials aimed at three inter-related markets.  We have a Content License and Service Agreement with PG Technology, Inc. of Houston, Texas for the content we currently provide.  As an initial payment for this content agreement, we gave stock , which we valued at $18,000 to the owner of PG Technology and $30,000 in other value paid by a shareholder to secure access to the content licenses. We issued a note to the shareholder for this amount which we must pay in the future.  (See the financial statements included later in this prospectus.)  When our common stock reaches a market price of $0.20 or greater, the stock that we issued will be credited as payment in full for these content licenses. Under this agreement, we have up to 2,000 subscription licenses available for over 400 complete courses.  For the first 1,000 licenses that we sell prior to the time at which our stock reaches a market price of $0.20 per share, we will pay PG Technology their actual cost for the courses plus 10%.  The second 1,000 subscriptions will be provided to us at no additional cost under the terms of the agreement because of the payment in stock that we made.  A copy of this agreement has been filed as an exhibit to the SB-2 Registration statement.  See, “Where You Can Find More Information,” later in this prospectus.

·

The “lifelong learning” segment; this product is sold on a subscription basis, which offers unlimited access to one of three content categories: The Institute of Technology; The School of Business; or the College of Personal Development.

·

The “continuing professional education” segment; this product will address the needs and interests of those professionals who are required to take continuing education classes each year to maintain their license or certification.

·

The “corporate training” segment; this product provides a platform for companies to use in delivering their proprietary training materials to employees, customers, vendors or consumers.

1.

 Lifelong Learning.  The lifelong learning content we provide is organized into three topical categories:  The Institute of Technology; The School of Business; and The College of Personal Development.  Each category will contain hundreds of classes to which a user can subscribe and receive unlimited access for a monthly subscription fee.

A.

The Institute of Technology.  The Institute is be the most robust of the content categories we offer.  Today we can deliver over a hundred interactive technical classes covering topics such as programming languages, Web design, management information systems, MCSE certification and much more.  We will continue to add to the catalogue of courses available through the Institute of Technology as funds are available.

B.

The School of Business.  Small business and home business owners must make legal and financial decisions related to a diverse body of knowledge.  These decisions include the type of entity they should use; how to create financial statements; how to write a business plan; how to obtain financing or what labor and employments laws apply to their business.  The School of Business is being designed to address the practical needs of small business owners.  Classes will be provided in practical subject matter dealing with core areas of small business operations.  In addition, desktop-computing classes, such as word processing, accounting, and other office software classes will be available through the School of Business.

C.

College of Personal Development.  In this category, classes related to family, retirement, relationships, child rearing and personal finance will be offered.  In addition, subscribers will be able to explore classes related to life’s deeper meaning and purpose, travel, languages and the arts.  There will also be materials aimed at the tutoring needs of primary and secondary school students.

2.

Professional Education.  Millions of professionals are required to take continuing education classes each year to maintain their professional certification.  This includes lawyers, accountants, nurses, realtors, teachers, engineers and many others.  These professionals are often pressed for time and resources and are looking for flexible efficient options for professional training.   We will use professionals in each category to write courses that address current needs of such professionals for relevant content, which we will deliver through its online training program.  As these courses are developed we will apply for approval from the relevant state licensing board for the professional specialization to which the course applies.   Professionals generally cannot get credit for taking courses unless they are approved by the state professional organization to which they belong.

            3.

Corporate Training.  Corporate training is currently a multi-billion business in the United States.  It is moving to online delivery of content faster than any other educational category because businesses are driven by cost efficiencies.  We are preparing to deploy corporate training software, which will allow us to support the needs of business clients who want host and deliver proprietary content to employees, vendors, customers and consumers.  In addition, many corporations will want to deliver our off-the-shelf office and/or technology courses to their employees.   This allows the employee to access information when it’s needed and reduces the need for costly off-site training.

           We currently only offer courses in the Lifelong Learning category and there only under the Institute of Technology and the School of Business.  In the first two quarters of 2002, we will focus on marketing the courses we have available in these two categories before expanding into the professional education and corporate training sectors.  If the infomercial is successful and/or if we are able to obtain the funding we need from the Goldbridge Investment Agreement, we expect to begin developing and delivering the Lifelong Learning curriculum in the third quarter of 2002 and then the professional education material in the fourth quarter of 2002.

          Our Growth Strategy

           In today’s rapidly changing and competitive business environment, business leaders recognize that employee training can provide a significant competitive advantage.  In order to gain this advantage, businesses are investing increased amounts in training courses.  International Data Corporation estimated, in July of 2000, that the U.S. corporate market for training and education presented over the Internet will increase from $550 million in 1998 to over $11.4 billion by 2003, an 83% compound annual growth rate.  We believe that Web-based training will be attractive to businesses and individuals due to its flexibility, convenience and ease of use.  In addition, online training often proves more economical than traditional training alternatives.  Historically, training courses have been marketed primarily to large organizations.  However, with the rapid adoption of the Internet in all businesses, it is now economically feasible to provide high quality training to individuals, small business and home business owners.  We believe that these markets can be penetrated economically and profitably.

            We obtain our content from third parties.  This enables rapid, cost-effective course creation and allows us to deliver a much larger variety of courses to our subscribers than would be possible if we attempted to develop all of our coursed ourselves.  By using third-party content, we can create a large number of courses covering a variety of topics without the expense of maintaining a large editorial and research staff.  We are also able to respond more quickly to changing client needs.

            Our highly interactive courses allow users to learn by experience, offering frequent opportunities for practice in the form of simulations and exercises.  We also incorporate graphics and animation to gain and maintain user’s interest throughout each course.  We present all our courses in a standard format that enables users to become familiar with the course interface, and enhancing ease of use.  Our technology keeps track of user’s progress throughout a course.  This enables users to stop working at any time while taking a course and later resume, without losing any information and without having to start over from the beginning.

            Our courses can also be used as an ongoing reference source.  Each course contains an index that allows users to go directly to the information they want to use without working through the other portions of the course.  This immediate access to specific course content reduces training time by allowing users to focus on those areas in which they possess specific interest.

            Our diverse online catalog includes courses designed to meet the training needs of large and small businesses and other organizations as well as home office users.  Approximately 80% of our courses relate to information technology and desktop computing topics.  We also offer courses related to small business policy and operations.

In addition, we expect our growth to be driven, in large part, by future acquisitions.  We have not targeted or talked to specific acquisition targets at this time.  However, following the effective date of this prospectus, we intend to identify and contact other e-learning, training and education businesses that we feel would be compatible with our business model and to seek, through those discussions and the ensuing negotiations, the acquisition of compatible companies.  Our plan is to focus on the e-learning sector, however if presented with acquisition opportunities in other sectors that we feel help us grow and enhance shareholder value we may consider those opportunities as well.

            Analysis of our Market

WR Hambrecht & Co., in an industry report published in March 2000, estimates the training and education market at $772 billion in the US; the corporate training market at $66 billion and the professional education market at $12 billion.  The training and education sectors combined represent 9% of the GNP, second only to health care.  A 1999 benchmark study of 501 U.S. companies, conducted by the American Society of Training and Development, shows a year-to-year increase in spending on e-Learning and a direct relationship between company performance and spending on training.  When a company spends more on training, it reports improvements in business performance.  The study also shows that higher performing companies provide training to a greater percentage of their employees.

Researcher Brandon Hall, PhD, notes that, “[b]oth information technology and telecommunications are driving the need for e-Learning and at the same time creating the means to accomplish it.   If knowledge is a corporate asset, then training must be viewed as both a strategic initiative and competitive advantage.”  Online training is proving to be more cost effective, more time efficient and more effective as a training media than traditional alternatives.  He reports a 1995 study, which found that a traditional 28-hour lecture/lab class could be taught in 11.2 hours online – a 60% time savings for the employee.  (Mr. Hall provides information and analysis of the eLearning sector at his Web site: www.Brandon.Hall.com).  Fortune magazine reports that, “online learning costs on average about half as much as traditional classroom training.”  Fortune, May 14, 2000.

WR Hambrecht reports that, “In the last four decades, economic and technological forces have transformed the U.S. economy from a production-based economy to a service-based economy.  In the old economy, corporate value and value creation were defined primarily through physical and financial results.  The new economy puts a premium on intellectual capital.  However, the life of knowledge and human skills today is shorter than ever, increasing the pressure to remain at the forefront of education and training throughout a career.  In the midst of globalization and technological revolution, four-year degrees are just the beginning of a forty-year continuing education.  Life-long learning may be considered merely a buzzword today, but we believe it will become an imperative.

           Our market opportunity.

We believe that Web-based learning is a most attractive training alternative for business and educational tool for individuals.  Today’s business environment changes rapidly with many of those changes being driven by changes in technology.  Businesses and individuals seeking to compete in this changing environment often look for efficient training and educational materials.  Our courses can be accessed at home or at the office so learning can take place in the most cost-efficient environment.

Historically, training products and seminars have been marketed primarily to large organizations because they are the largest individual customers of training.  However, with the rapid adoption of the Internet and the growing importance of technology, more individuals and small businesses are now required to learn new technologies.

We believe that new opportunities exist in these markets that have not been fully developed by competitors.  The needs of businesses and individuals to compete in a technologically driven business climate has created a new consumer market for technical training and education products.  Small business owners and their employees face technical challenges with desktop computing and office technology.

Our courses and business model allow us to address this small business and consumer market effectively.

Our Competitive Strengths

We believe that our competitive strengths include:

·

We offer a broad variety of courses.  Our more than 400 courses give users a wide range of topics to chose from.  In most subjects we offer a number of courses from introductory to advanced levels.

·

Our Web-based courses are cost-effective.  Clients have the option of subscribing to our entire catalog of online courses for a single monthly fee, (currently $20.00 per month).  This gives the user unlimited access to our courses.

·

We have multiple Sales and Marketing Channels.  We currently market our courses through our Web site and in partnership with online service providers.  We are also planning to produce an infomercial to mass-market our product to the consumer markets.  In addition, we will have direct sales agents who will be paid on a commission basis for sales of our product.

·

We obtain our courses from third-party vendors.  We obtain the content for our courses from third-party vendors.  This gives us rapid access to new courses and new content as it is developed.  By using third-party vendors for our courses, we can offer a large number of courses without incurring significant capital costs for course development.

·

Our business is easily scalable.  Under our current vendor agreement, we only have to pay for new content as we acquire new customers, we can add new customers easily and quickly.  We do not have to make a large investment in new content or software licenses related to the acquisition of new customers.  As we grow we expect to invest in the development of proprietary content which will require a significant capital expenditure before customers are acquired.

We may encounter problems similar to those recently experienced by other Internet Companies.

The Internet provides a global connection to millions of computers that enable businesses, educational institutions, non-profits and families to access and share information.  The educational content we provide will be delivered over this network.  The Internet was born in an academic environment in 1969 when universities first connected their super-computers using Internet protocols.  Today, commercial organizations and individual users dominate the Internet because recent changes which include improved processor speeds, more powerful Web browsers and greater bandwidth have allowed the Internet to become an integral part of many people’s business and personal lives.  Yet these same changes have provided a platform upon which e-Learning has now become one of the fasted growing segments of the Internet economy.

Despite the rapid growth of Internet usage and the continued introduction of new technologies, a large number of Internet companies have announced reduced earnings projections, layoffs and even closures in the last twelve months.  Stocks of Internet companies have generally declined in the previous twelve months due to a number of factors including “irrational exuberance” in the public markets prior to the slowdown in the market; large losses incurred by many Internet companies; a tightening of the financial markets, a loss of consumer confidence and investor confidence and the inability to establish profitable operations.

Our results and success in the marketplace will be affected by market conditions, public perception of Internet companies and the success or failure of competitors in the e-Learning business sector.

Competition

There are a significant number of competitors in the e-Learning space including some well-financed and well-established public companies.  Most current competitors have focused their business model on marketing products to Fortune 1,000 companies or academic courseware.  There are fewer large competitors targeting the general consumer market we target.  However, competition will affect our ability to gain market share and succeed with our business model.

The online training market is highly fragmented, with no single competitor accounting for a dominant market share.  However, competition is intense.  There are no significant barriers to entry in this sector and new competitors could enter the market quickly.  Companies with significantly greater financial resources are acquiring competitors and consolidating market share.  This will create additional competition for us.  We believe that that the following factors will shape competition in the months ahead:

1.

the ability to provide an effective training solution that meets the perceived need of clients;

2.

the variety and quality of course offerings;

3.

competitive pricing;

4.

the quality of customer service;

5.

brand recognition and company reputation;

6.

the success of our marketing strategies.

Some of the leading competitors in the e-Learning sector include:

1.

Sentra Software, Inc. [CTRA]:  Sentra focuses on developing and deploying software solutions for Fortune 2000 companies that support the corporate training needs of these companies.  Its software is sold on a rental or purchase basis starting at $25,000.  It is supported by idealab! and Goldman Sachs Group.   Sentra is an infrastructure company that focuses on the largest corporate clients.

2.

Click2Learn.com [CLKS]:  Click2Learn is a market leader in the e-learning marketplace.  It has established relationships with a significant portion of the Fortune 500 companies and is working to establish its online ASP training model.  It offers a complete suite of authoring tools including ToolBook II, and ToolBook Assistant.   Click2Learn provides content to its corporate clients through courses that it has aggregated at its learning portal.  Its primary focus is IT and technical training for its corporate partners.  Its application development and consulting services account for 55% of its revenue.

3.

DigitalThink, Inc. [DTHK]:  DigitalThink is an early leader in the corporate IT training space.  That company has established valuable partnerships with Fatbrain.com, Ariba, and Itraware who distribute its products.  Its primary markets are programmers, software developers, system administrators and technical engineers in the technology, financial services, healthcare and retail industries.  Its clients are primarily Fortune 1000 companies.  Its courses are tutored or mentored by live instructors.  About 60% of revenue comes from custom-built solutions.  DigitalThink courses are delivered by the Internet only and are 100% outsourced by the company.  Courses are offered by individual title and sell for between $195 and $450 per 15-20 hour course.

4.

Saba Software, Inc. [SABA]:  Saba offers a learning management software platform that has been licensed to over 2 million users.  Its target market is Global 5,000 companies, government agencies and learning institutions.  Saba also offers a full range of management consulting, business process reengineering, and support services.  Saba partners with other category leaders to resell the aggregated content of these companies to its corporate clients.

5.

SmartForce PLC [SMTF]:  SmartForce develops and markets off-the-shelf and customized e-learning solutions targeting Fortune 5000 companies and government agencies.  It competes in all three major market segments: content, technology and services.  It is currently trying to build an online business degree program.  They receive content from Cisco, Microsoft, Intel, Novell, SAP, Oracle and others.

DESCRIPTION OF PROPERTY.

We own no real property.  We currently do not occupy office space.  Through our founding shareholder, Jonathan Gilchrist, we have available to us approximately 1,000 square feet of office space and high-speed Internet connection and equipment that we expect to be sufficient to implement our business plan over the course of the next year.  Our servers and content are co-located at PG Technology, Inc. in League City Texas.

LEGAL PROCEEDINGS.

We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us is contemplated, threatened or expected.

TRANSFER AGENT

Out transfer agent is Transfer Online, Inc. located at 227 South West Pine Street, Suite 300, Portland, Oregon, 97204.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

MANAGEMENT

The following table sets forth certain information regarding the members of our board of directors and its executive officers:

Name

Age

Position

Jonathan C. Gilchrist

50

Chairman and Chief Executive Officer
William Carmichael

46

Director and Chief Operational Officer
Tommy Waldrop

44

Director and Chief Technology Officer

Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified.  Our executive officers serve at the pleasure of the Board of Directors.  Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

Each of our officers, including our CEO, devotes only a part of his time to the management of A Time to Grow.  For example, our Chairman and CEO is also the Chairman and CEO of The Internet Business Factory, Inc., an Internet incubator company.  In addition, he works as a member of Goldbridge Capital in Houston, Texas.  He spends 15-20 hours per week on A Time To Grow and has an additional 15 hours per week available if the need for that time arises as we grow.   Our CTO, Tommy Waldrop is employed by PG Technology.  He has approximately 15 hours per week available to devote to A Time To Grow.  Our COO, Mr. Carmichael works for a technology company in Tennessee.  He also has between 15-20 hours available for A Time To Grow and will be available to devote additional time to our business as our funding increases.   Because each member of our management team has other business obligations, they may not spend as much time as needed on our business in order to maximize its success.  When competing demands on their time arise, we cannot insure that the needs of our company will have priority over the other demands placed upon the management team’s time.

The precise percentage of time each member of the management team will spend on our business will vary depending on factors related to our growth.  For example, as new customers are added, additional technical support will be called for from our CTO; when new marketing campaigns, such as the infomercial are launched, more time will be required from our COO; and as we grow and become more profitable we expect to hire additional staff which will require greater time from management.   In addition, we expect to hire additional management personnel as funds become available and to obtain key personnel if and when we make successful acquisitions.

Jonathan C. Gilchrist – Mr. Gilchrist is our primary founder and has served as our Chief Executive Officer and a Director since June 28, 2000.   Prior to our incorporation, Mr. Gilchrist held various offices with iExalt, Inc., (OTC BB: IXLT) from January 1999 until December 2000.  After founding iExalt, with four other business leaders, Mr. Gilchrist served at different times as a Director, Chief Operating Officer, Secretary, Executive Vice President and General Counsel for iExalt.  His employment with iExalt ended on December 31, 2000.  In 1999 Mr. Gilchrist founded The Internet Business Factory, Inc., a Nevada corporation and serves as its Chairman and Chief Executive Officer.  Prior to founding iExalt, Mr. Gilchrist served as President of The American Law Network, LLC, which he helped found in November 1997 and where he served until founding iExalt in January 1999.  From 1993 to 1997, Mr. Gilchrist worked as an attorney for the law firm of Orgain, Bell & Tucker, LLP.  He is a graduate of the University of Alabama School of Law and worked as an attorney for Exxon Company, USA from 1990 to 1993.

William Carmichael – Mr. Carmichael has served as our Chief Operational Officer and a Director since June 30, 2000. Mr. Carmichael brings with him a small business management and Internet development background.  In 1999 he founded The American Song and Book Company, Inc., which is an Internet e-commerce business.  In 1999 Mr. Carmichael served for a short time as the Director of Marketing for iExalt, Inc. before founding MannaBeach.  From 1996 through 1999 Mr. Carmichael worked in the sales and marketing division for TechQuip, a Houston based technical equipment retailer and, from 1990 to 1995, managed his own construction business.

Tommy Waldrop – Mr. Waldrop has served as our Chief Technology Officer and a Director since June 30, 2000. Mr. Waldrop has served as President and CEO of PG Technologies, Inc., since November 1999, and co-founded MarinaSky.net, a Texas Corporation.  From 1996 to 1999 Mr. Waldrop worked as an independent technology consultant.  Twenty-two years of experience in the communication technology have given Mr. Waldrop exceptional skills in the areas of systems design, project management and problem solving.  He was a founder and the initial VP of Network Architecture and Engineering for Allied Riser Communications Corporation, (NASDAQ: ARCC).  Prior to assisting in the development of ARCC, Mr. Waldrop co-founded MFS Datanet, where he served as Senior. Director of National Technical Support.  He helped deploy the first national Asynchronous Transfer Mode Network.  Immediately before founding PG Technology, Mr. Waldrop served as the Chief Technology Officer of iExalt, Inc., (OTCBB IXLT), where he designed and supervised the development of their national ISP network.

Within the last five years, no director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.  Similarly, no bankruptcy petitions have been filed by or against any business or property of any director, officer, significant employee or consultant nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.  No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activity.

EXECUTIVE COMPENSATION

Our directors have not been provided cash compensation for their services as directors; however, upon our inception, we issued 500,000 shares of our common stock to Mr. Gilchrist and we issued 250,000 shares of our common stock to Mr. Carmichael.  These shares were valued at their par value of $0.0001 per share or a total of $50 to Mr. Gilchrist and $25 to Mr. Carmichael.   We issued 250,000 shares of common stock to Mr. Waldrop on December 6, 2000 for services provided to us during 2000 by PG Technology, Inc. (which is owned by Mr. Waldrop) under the Content License and Service Agreement, which we have filed as an exhibit to our registration statement on Form SB-2 to which this prospectus relates.  These shares were valued by the company at $0.10 per share or a total value of $25,000.  No options, stock appreciation rights or other forms of compensation were granted to any directors or officers.

STOCK OPTION PLANS

We do not have any long-term compensation plans or stock option plans.

EMPLOYMENT AGREEMENTS

         We do not have any written employment agreements with our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the beneficial ownership of the shares of our common stock as of the close of business on September 30, 2001 of each person known by us to own beneficially five percent or more of our common stock and of each of our directors and our officers and directors as a group. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13(d)-3 of the Securities Exchange Act of 1934, under which a person is considered to be a beneficial owner of a security if such person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if that person has the right to acquire beneficial ownership of that security within 60 days through the exercise of any option, warrant or conversion of a security.

NAME	TOTAL SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENTAGE OF CLASS(2)

Jonathan Gilchrist[1] 1240 Blalock Road, Suite 150, Houston, Texas.	1,450,000[1]	55.1%
William Carmichael[3] 880 Grinders Creek Rd. Hohenwald, TN 38462	250,000	9.5%
Tommy Waldrop[4] 2951 Marina Bay Blvd., League City, Texas 77573	250,000	9.5%
LSHDI.com, Inc.[5] 6524 San Felipe, Suite 252 Houston, Texas 77057	325,000	12.3%
Goldbridge Capital, LLC[6,2] 1240 Blalock Road, Suite 150, Houston, Texas.	200,000	7.6%
Internet Business Factory[1,7] 5300 W. Sahara Avenue, Suite 100, Las Vegas, Nevada 89146.	750,000	28.5%
All officers and directors as a group ( 3 persons)	1,950,000	74.1%

(1)

Jonathan Gilchrist, our Chief Executive Officer and one of our directors directly owns 500,000 shares of our common stock. Mr. Gilchrist is also a principal of Goldbridge Capital LLC with whom we entered into our Investment Agreement and, as such, maintains shared voting control of 200,000 shares of common stock owned by Goldbridge. Mr. Gilchrist also holds shared voting control over 750,000 shares of common stock issued to The Internet Business Factory, Inc. ("IBF"), a Nevada corporation, which served as our Internet incubator.  Mr. Gilchrist is the founder and Chief Executive officer of IBF and a major shareholder.

(2)

This figure does not include the 6,000,000 shares of common stock we are registering for possible future sale to Goldbridge under our Investment Agreement.

(3)

Mr. Carmichael is our Chief Operating Officer and is a member of our board of directors.

(4)

Mr. Waldrop is our Chief Technology Officer and is a member of our board of directors.

(5)

LSHDI.com, Inc., is a Texas corporation having its principal place of business at 6524 San Felipe, Suite 252, Houston, Texas 77057.  It is a 501(c)(3) non-profit organization.   The natural person having voting control for LSHDI.com is Mr. James Rowton, its executive director.

(6)

Goldbridge Capital, LLC, is a Texas limited liability company.  Mr. James W. Carroll serves as President of Goldbridge Capital.  Mr. Gilchrist, our Chairman and CEO holds shared voting control with 37.5% of Goldbridge; Mr. Carroll holds 37.5% and two other individuals jointly hold 25%.

(7)

The Internet Business Factory, Inc. is a Nevada corporation.  Jonathan Gilchrist is its founder and President.  His duties at The Internet Business Factory include voting our shares on any matter submitted to the shareholders for a vote.

RELATIONSHIPS AND RELATED TRANSACTIONS.

The following are brief descriptions of transactions between us and any of our directors, executive officers or shareholders known to us to own beneficially more than 5% of our shares, or any member of the immediate family of any of those persons, or other entities in which such persons beneficially own more than 5%.

At inception, we entered into an agreement with The Internet Business Factory, Inc. ("IBF") to provide support services, financing, software development, equipment, staff and incubation services for the development of our business plan.  Our founder, Jonathan Gilchrist, CEO and Chairman of the Board, is also the founder of IBF and its CEO.  Mr. Gilchrist is the beneficial owner of over 10% of the equity and a controlling shareholder of IBF as well.  We issued 750,000 shares to IBF at inception for services to be provided to us.  These shares were non-forfeitable and fully vested when issued.  We valued those services at $75,000 with $60,600 of those services provided in the year 2000 and $14,400 in the first two quarters of 2001.  We accounted for those shares at $0.10 per share on our financial statements.  IBF has supplied all personnel for us including management, marketing and product development staff.  In addition, it has provided or paid for Web development, Web hosting, bandwidth and other operating expenses incurred.  Mr. Gilchrist is also a principal of Goldbridge Capital LLC with whom we entered into our Investment Agreement and, as such, maintains shared voting control of 200,000 shares of common stock owned by Goldbridge.

On December 28, 2000 we executed a promissory note for $30,000 in lieu of cash payable to Mr. Gilchrist, our CEO to repay him for having paid the remaining $30,000 of our obligation in acquiring our initial content licenses.  In June, July, and September, 2001, he loaned additional amounts totaling $5,255 in cash to us and we increased the promissory note by that amount.

Our Web site and content database(s) are located at PG Technology, Inc., a Houston ISP.  250,000 shares were issued to Tommy Waldrop under a Content License and Service Agreement on December 6, 2000.   The 2,000 content licenses covered by that agreement will be considered paid in full at such time as our common stock reaches $0.20 or higher.  Prior to and until that time, we have agreed to pay PG Technology their cost plus 10% for the first 1,000 licenses that we sell and they have agreed to provide the second 1,000 licenses that we sell at no additional cost to us under the terms of the Agreement.   PG Technology is owned by Mr. Tommy Waldrop, who is a Director and our CTO.  We accounted for these shares at $0.10 per share on our financial statements.

On March 13, 2001 we entered into an Investment Agreement with Goldbridge Capital, LLC, which is described in detail earlier in this prospectus.  We amended this agreement on October 31, 2001.  Under this agreement, Goldbridge is required to purchase up to $6,000,000 of our common stock.  In addition, Goldbridge Capital acted as a consultant and assisted us in determining whether and how we should file this registration statement on Form SB-2; what the advantages and disadvantages we might experience as a result of becoming a publicly reporting company; and what steps would be required of us in order to become a publicly reporting company.  We issued 200,000 shares of common stock to Goldbridge Capital on January 15, 2001, for these consulting services.  We valued these shares at $0.10 per share in our financial statements.  Our Chairman and CEO is a part owner of Goldbridge Capital and will have shared voting control, (37.5%), over any shares held by or put to Goldbridge Capital.

We do not believe we could have received more favorable terms from any third party than the terms we were able to procure in these related transactions.

SELLING SECURITY HOLDERS

Goldbridge Capital, one of our selling shareholders, may offer shares we put to them for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. See "Risk Factors".

Except as noted in the footnotes below, none of the selling shareholders or their principals have held a position or office, or have any other material relationship, with us.

All of the selling shareholders' shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.

Based on information provided to us by the selling shareholders, the following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling security holder and by all selling shareholders as a group.

The following table sets forth the names of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders as of September 30, 2001.

Each selling stockholder is offering all shares owned by him or her.  The following shares may be offered from time to time by the selling stockholders named below at their discretion.  We will not control if or when the Selling Shareholders sell their shares.   The selling stockholders are under no obligation to sell all or any portion of these shares of our common stock.  Therefore, the selling stockholders are not obligated to sell their shares of our common stock immediately under this prospectus.   Since the selling shareholders may sell all or part of the shares of stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will actually be held by the selling stockholders upon termination of this offering or on any specific date in the future.

Name of Beneficial Owner	Shares Beneficially Owned and Offered
	Number	Percent
1. Goldbridge Capital, LLC(10) 1240 Blalock Rd., Suite 150 Houston, Texas 77055	6,000,000	----
2. Goldbridge Capital, LLC[10]	200,000	7.6%
3. Internet Business Factory, Inc.[1] 6524 San Felipe, Suite 252 Houston, Texas 77057	750,000	28.5%
4. Jonathan Gilchrist[2] 1207 Wisterwood Houston, Texas 77043	500,000	19%
5. LSHDI.com, Inc.[3] 1403 Windfern Houston, Texas 77055	325,000	12%
6. William Carmichael[4] 880 Grinders Creek Rd. Hohenwald, TN 38462	250,000	9.5%
7. Tommy Waldrop[5] 2951 Marina Bay Blvd. League City, TX 77573	250,000	9.5%
8. Kancahna Weerasingha 2600 Skywalker Dr., #2023 Houston, TX 77058	15,000	0.5%
9. Girish Bajaj 2600 Skywalker Dr., #2023 Houston, Texas 77058	15,000	0.5%
10. James Carroll[8] 1240 Blalock Rd., Ste. 150 Houston, Texas 77055	90,000	3.4%
11. Susan Romund 7 Switchbud Pl., C192-253 The Woodlands, TX 77380	50,000	1.9%
12. June & Edward Romund 7 Switchbud Pl., C192-253 The Woodlands, TX 77380	40,000	1.5%
13. Angela Gilchrist[7] 2637 Hampshire Av. S. St. Louis Park, MN 55426	50,000	1.9%
14. Kathy Gilchrist[7] 146 Laird Rd Hiram, GA 30141	50,000	1.9%
15. Houston Hayes 4400 Post Oak Parkway Houston, Texas 77027	1,000	0.03%
16. Sharon Carroll[8] 1240 Blalock Rd., Ste. 150 Houston, Texas 77055	2,000	0.07%
17. David Gilchrist[6] 5585 NE River Road Sauk Rapids, MN 56379	5,000	0.2%
18. Jack Tompkins 304 Longwoods Lane Houston, Texas 77024	1,000	0.03%
19. Kirwin Drouet 1314 Kent Oak Houston, TX 77077	1,000	0.03%
20. Stan Coffee[9] 1111 Ridgeburg Court Houston, Texas 77077	1,000	0.03%
21. Robert Sarlay 235 W. 31st Street Houston, Texas 77018	10,000	0.4%
22. Gail Coffee[9] 1111 Ridgeburg Court Houston, Texas 77077	1,000	0.03%
23. Kevin Howard 600 Travis, Ste. 6070 Houston, Texas 77002	1,000	0.03%
24. Kay Berry 1240 Blalock Rd., Ste. 170 Houston, TX 77055	20,000	0.8%
25. Jennifer Crotteau 207 Poplar St. Buffalo, MN 55313	1,000	0.03%
26. John Bryant 2540 Riverview Court Sarasota, FL 34231	1,000	0.03%

(1)

The Internet Business Factory, Inc., is a Nevada corporation, which acted as the Internet incubator for A Time To Grow and received these shares at inception as consideration for a Services Agreement.  Jonathan Gilchrist is the founder and Chief Executive officer of IBF and a major shareholder.

(2)

Jonathan Gilchrist is a founding shareholder of A Time to Grow.   He originated the business concepts, business model and business plan upon which the company is built.  He has served as Chairman and CEO since the date of incorporation.

(3)

LSHDI.com, Inc. is a Texas non-profit Corporation having its principal place of business at 6524 San Felipe, Suite 252, Houston, Texas 77057.

(4)

Mr. Carmichael is a founding shareholder, a director and our Chief Operating Officer.  He received these shares at inception in consideration for the research and management services he provided in identifying and procuring content for us.

(5)

Mr. Waldrop is an individual who received shares for technical services provided to us            under contract with PG Technology.  Mr. Waldrop is a director and our Chief Technology Officer.

(6)

David Gilchrist is the brother of our CEO, Jonathan Gilchrist.

(7)

Angela Gilchrist and Kathy Gilchrist are adult daughters of Jonathan Gilchrist.

(8)

James Carroll is the spouse of Sharon Carroll.

(9)

Stan Coffee is the spouse of Gail Coffee.

(10)

Goldbridge Capital, LLC is a Texas limited liability company.  Voting control is shared by James W. Carroll, 37.5%; Jonathan Gilchrist, 37.5%, and ARTA Equity Advisors, 25%.  Mr. Jack I. Tompkins is the natural person having voting control of ARTA Equity Advisors.

We will not receive any proceeds from the sale of any shares by the selling shareholders.  We may, however, receive proceeds if and when we put shares to Goldbridge Capital under the Investment Agreement. We are bearing all expenses in connection with the registration of the selling security holder’s shares offered by this prospectus.

The shares being registered under Rule 415 for sale to Goldbridge Capital are offered under the Rules pertaining to delayed and continuous offerings and sales of securities. In regard to the selling security holder’s shares offered under Rule 415, we have made certain undertakings in Part II of the registration statement of which this prospectus is a part including a commitment to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.

PLAN OF DISTRIBUTION

We are registering six million shares, (6,000,000), under the terms of an investment agreement and registration rights agreement we entered into with Goldbridge Capital, LLC, on March 13, 2001 which allows us to sell up to $6,000,000 of our common stock to them over a two year period.  (The Investment Agreement was amended on October 31, 2001 and has been filed as an exhibit to our registration statement on form SB-2 to which this prospectus relates.)  We believe that the shares issued to Goldbridge Capital under this agreement are exempt from registration under Section 4(2) of the Act.  On that same date we also entered into a registration rights agreement in which we agreed to register the shares to be sold to Goldbridge for resale as we are doing in this Prospectus.  This stock is being registered pursuant to Rule 415 of the Securities Act of 1933, which provides for delayed or continuous offerings.

In this agreement as amended, Goldbridge will be required to buy up to $6,000,000 of our common stock over a two-year period.  We have the right to “put” shares to them up to nine times per year.  When we put shares to them they are required to buy those shares based upon a formula that accounts for the market price of the common stock at the time of the put and the average daily volume of our shares in the market.  We will receive no proceeds from the sale of the shares by Goldbridge as a selling shareholder.  However, we may realize net proceeds of up to $6,000,000 from the sale of shares to Goldbridge under the terms of the agreement.

We will retain the discretion to decide if and when we will put shares to Goldbridge during the two-year term of the agreement.   They will be required to pay us the lesser of 90% of, or $0.08 below the market price of each put eight days after the close of each put pricing period.  The pricing period consists of twenty trading days beginning on the put date.  The maximum number of shares we can require them to buy in any single put is 15% of the trading volume for the 20-day trading period following each put date that we select.  We have agreed to indemnify the underwriters against any liability arising from or in relation to this prospectus and the registration statement to the extent permitted by law.

We paid Goldbridge 200,000 shares of our common stock as consideration for consulting services they provided to us in preparing to file this registration statement and prospectus.  We can only put shares to Goldbridge if we have an effective registration statement in place at the time of the put.  If we choose not to put shares to Goldbridge under this agreement there is a non-usage fee computed for each six calendar months following the effective date of this prospectus.  If we elect to put less than $50,000 in total put dollar amounts to Goldbridge during any six-month segment, we must pay a non-usage fee of $5,000 minus 10% of the actual dollar value of the puts we did make during that period.

We feel that this investment agreement will allow us to obtain important financing through sale of shares to Goldbridge that will allow us to expand our operations and finance our marketing efforts.

As for the balance of the shares of common stock registered in this offering, it is anticipated that the selling shareholders will offer their respective shares of common stock in one or more public and/or non-public market transactions, consistent with applicable federal and state securities law and consistent with the terms of any lock-up agreement we may enter into with such shareholder or holders.

When this registration statement is effective, we will apply for listing on the Nasdaq Bulletin Board.  Of the shares of common stock being registered by the selling shareholders, sales may be made on the OTC Bulletin Board, or in another over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices.  In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 may be sold under such provisions rather than pursuant to this prospectus.  For example, the shares may be sold in one or more of the following types of transactions:

(a)

a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)

purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

(c)

an exchange distribution in accordance with the rules of such exchange;

(d)

ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

(e)

face-to-face transactions between sellers and purchasers without a broker-dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales.

The selling shareholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares registered in this offering, which the broker-dealer may resell pursuant to this prospectus.  The selling shareholders may also pledge the shares registered in this offering to a broker or dealer upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included in this offering, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the elements of this plan of distribution may affect the marketability of our common stock.

Until the distribution of the common shares offered in this offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase common shares.  As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of common shares.  These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares.

If underwriters create a short position in the common shares in connection with the offering, the representatives may reduce that short position by purchasing common shares in the open market.  The representatives also may impose a penalty bid on underwriters and selling group members.  This means that if the representatives purchase common shares in the open market to reduce the underwriters’ short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases.  The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares.  In addition, no representation is made that any person or entity will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

DESCRIPTION OF SECURITIES.

Our authorized stock consists of 50 million shares of common stock with a par value of $.0001.  Prior to this offering, 2,630,000 shares of common stock were issued and outstanding.  After this offering 8,630,000 shares will be issued and outstanding, (if 6,000,000 shares are put to Goldbridge Capital under Rule 415 and the Investment Agreement).   All securities being offered in this Prospectus are common shares with a par value of $0.0001.

(i)

Voting Rights – Each of our shareholders of common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  All voting is noncumulative, which means that the holders of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors.  The board of directors may issue shares for consideration of previously authorized but unissued stock without stockholder action.

(ii)

Dividend Rights – The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may determine to be in the best interests of the shareholders.

(iii)

Liquidation Rights – Upon liquidation, the holders of the common stock are entitled to receive pro rata all of the assets available for distribution to common shareholders.

(iv)

Preemptive Rights – Holders of common stock are not entitled to preemptive rights.

(v)

No conversion rights, redemption rights or sinking fund rights exist for holders of the common stock.

No material potential liabilities are anticipated to be imposed on stockholders under state statutes.  Certain Texas regulations, however, require regulation of beneficial owners of more than 5% of the voting securities.  Stockholders that fall into this category, therefore, may be subject to state regulation and compliance requirements.

Additional Information Describing Securities

     For additional information regarding our securities, you may view our Articles of Incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR database at http://www.sec.gov as exhibits to the registration statement on Form SB-2.  You may also choose to review applicable statutes of the state of Texas for a description concerning statutory rights and liabilities of shareholders.

Reports to Shareholders

We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our shareholders as we see as appropriate.

The Penny Stock Rules

Our securities may be considered a penny stock. Penny stocks are securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

We have agreed to indemnify the underwriters against liabilities related to the offering, including liabilities under the Securities Act to the full extent allowed by law.  Our bylaws provide that our officers and directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law.  Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares offered in this prospectus. This prospectus filed as part of the registration statement does not contain all of the information contained in the registration statement and exhibits.   You may find more information by referencing this filing.  Statements made in this prospectus are summaries of the terms set forth in greater detail in the Form SB-2 and are not necessarily complete. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or exhibit listed in the Registration Statement, each reference to a filed document or exhibit is qualified by reference to the complete filed document. Reference is made to each exhibit in that filing for a more complete description of the matters involved.  The Registration Statement on Form SB-2 shall be considered the authoritative document on all such matters.

     The registration statement and the exhibits and schedules filed with the Securities and Exchange Commission may be inspected at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.  The commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to us and the common shares offered by this prospectus, reference is made to the registration statement.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or from the SEC Web site.

      Prior to this offering we were not a reporting company under the Securities Act of 1934 and, therefore, we have not been required to file periodic reports with the Securities and Exchange Commission.  Upon completion of this offering we intend to file reports with the Securities and Exchange Commission under the Securities act of 1933 including, but not limited to, 10-KSB’s and 10-QSB’s.  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by the Romund Law Firm, PC., 7 Switchbud Place, #C192-253, The Woodlands, Texas 77380.

INTEREST OF NAMED EXPERTS

The financial statements included in this Registration Statement, to the extent and for the periods indicated in their report, have been audited by Harper & Pearson Company PC, independent public accountants, and are included herein in reliance upon the authority of said firm as an expert in giving such reports.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None

INDEX TO FINANCIAL STATEMENTS.

Financial Data Schedule:

Independent Auditor’s Report

F-1
Balance Sheets

F-2
Statements of Operations

F-3
Statements of Changes in Shareholders’ Equity

F-4
Statements of Cash Flows

F-5
Notes to Financial Statements

F-6

#

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors of

A Time to Grow, Inc. (A Development Stage Company)

Houston, Texas

We have audited the accompanying balance sheets of A Time to Grow, Inc. (A Development Stage Company) as of September 30, 2001 and December 31, 2000, and the related statements of operations, changes in shareholders’ equity and cash flows for the nine months ended September 30, 2001, the period June 28, 2000 (date of inception) to December 31, 2000, and the period June 28, 2000 (date of inception) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A Time to Grow, Inc. (A Development Stage Company) at September 30, 2001 and December 31, 2000, and the results of its operations and its cash flows for the periods then ended and from June 28, 2000 (date of inception) to September 30, 2001 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As reflected in the financial statements, the Company has incurred substantial losses during its development stage and is experiencing liquidity problems associated with its lack of operations and working capital, which raises substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully discussed in the accompanying financial statements, the Company has entered into material agreements and contracts with related individuals and entities owned by related individuals that have resulted in material transactions and balances with these related parties.  The Company purchased all of its assets and expenses from such individuals and entities.

/S/ Harper & Pearson Company

Houston, Texas

December 6, 2001

#

A TIME TO GROW, INC.

(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

SEPTEMBER 30, 2001 AND DECEMBER 31, 2000

	September 30,	December 31,
	2001	2000
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$ 491	$ -
Course content licenses	48,000	48,000
Prepaid expenses	-	14,400
TOTAL CURRENT ASSETS	48,491	62,400

SOFTWARE DEVELOPMENT COSTS
Web site	31,667	21,600
Less: accumulated amortization	(6,157)	-
	25,510	21,600

TOTAL ASSETS	$ 74,001	$ 84,000
	=========	=========
LIABILITY AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Loan from shareholder	$ 35,255	$ 30,000
TOTAL CURRENT LIABILITIES	35,255	30,000

SHAREHOLDERS' EQUITY
Common stock $0.0001 par value, 50,000,000 shares authorized 2,630,000 and 2,355,000 shares issued and outstanding, in the respective periods	263	235
Additional paid-in capital	139,363	111,891
Amounts accumulated during the development stage	(100,880)	(58,126)
TOTAL SHAREHOLDERS' EQUITY	38,746	54,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 74,001	$ 84,000
	=========	=========

See accompanying notes.

#

A TIME TO GROW, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND

JUNE 28, 2000 THROUGH DECEMBER 31, 2000

	September 30,	December 31,	Inception
	2001	2000	to Date

REVENUES	$0	$0	$0

RELATED PARTY EXPENSES
Operating and organizational costs	7,439	58,000	65,439
General and administrative	29,158	126	29,284
Amortization expense	6,157	-	6,157

	42,754	58,126	100,880

NET LOSS	$(42,754)	$(58,126)	$(100,880)
	======	=======	=======

BASIC AND DILUTED NET LOSS PER SHARE	$(0.02)	$(0.03)	$(0.04)

WEIGHTED AVERAGE NUMBER OF SHARE OUTSTANDING	2,598,755	2,059,973	2,379,728
	=======	=======	=======

See accompanying notes.

#

A TIME TO GROW, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Amounts
				Accumulated
	Common Stock	Common Stock	Additional Paid-in	During the Development
	Shares	Amount	Capital	Stage	Total

BALANCE, At inception	-	$ -	$ -	$ -	$ -

Issuance of Common Stock to Founders for Services	1,265,000	126	-	-	126

Issuance of Shares for Services and Course licenses	1,000,000	100	99,900	-	100,000

Sale of Common Stock	90,000	9	11,991	-	12,000

Net Loss	-	-	-	(58,126)	(58,126)

BALANCE, December 31, 2000	2,355,000	235	111,891	(58,126)	54,000

Issuance of Shares for Services	260,000	26	25,974	-	26,000

Sale of Common Stock	15,000	2	1,498	-	1,500

Net Loss	-	-	-	(42,754)	(42,754)

BALANCE, September 30, 2001	2,630,000	$ 263	$ 139,363	$(100,880)	$ 38,746
	=======	========	========	========	======

See accompanying notes

#

A Time to Grow, Inc.

(A Development Stage Company)

Statements of Cash Flows

Nine Months Ended September 30, 2001 and

June 28, 2000 through December 31, 2000

	September 30,	December 31,	Inception
	2001	2000	to Date
CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$ (42,754)	$ (58,126)	$ (100,880)
Adjustments to reconcile net loss to net cash
used by operating activities:
Amortization	6,157	-	6,157
Common stock issued for founder services, other services, and course licenses	15,933	78,526	94,459
Changes in Operating Assets and Liabilities:
Course content licenses	-	(48,000)	(48,000)
Prepaid expenses	14,400	(14,400)	-
Net Cash Used in Operating Activities	(6,264)	(42,000)	(48,264)

CASH FLOW FROM INVESTING ACTIVITIES
Web site development cash costs	-	-	-

Net Cash Used in Investing Activities	-	-	-

CASH FLOW FROM FINANCING ACTIVITIES
Common stock issued for cash	1,500	12,000	13,500
Loan from shareholder	5,255	30,000	35,255
Net Cash Provided by Financing Activities	6,755	42,000	48,755

NET INCREASE IN CASH AND CASH EQUIVALENTS	491	-	491
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-	-	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 491	$ -	$ 491

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$ -	$ -	$ -
Income Taxes	$ -	$ -	$ -
Non cash activities:
Issuance of common stock for founder services, other services, and course licenses	$ 15,993	78,526	94,459
Issuance of common stock for website development	$ 10,067	$ 21,600	$ 31,667

See accompanying notes.

#

A TIME TO GROW, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2001 AND DECEMBER 31, 2000

NOTE A

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION – A Time To Grow, Inc., (A Development Stage Company) (“the Company”) was incorporated in Texas on June 28, 2000 for the purpose of developing and delivering online e-Learning products to the consumer market.

CONDITIONS AFFECTING ONGOING OPERATIONS – As of September 30, 2001 and December 31, 2000, the Company had not commenced commercial operations, is a development stage enterprise, and has devoted substantially all of its efforts to product development, financial planning, raising capital and identifying business opportunities.  The Company is subject to the risks associated with development stage companies that lack working capital, operating resources and contracts, cash and ready access to the credit and equity markets.  The Company hopes to obtain additional debt and equity financing from various sources in order to finance its operations and to continue to grow through merger and acquisition opportunities.  The Company has the right to put up to $6 million of its common stock to Goldbridge Capital under an investment agreement described in the prospectus.  This is their only current financing commitment.  The Company must meet certain minimum requirements before they can put this stock to Goldbridge Capital and, depending on market conditions, may be limited as to the amount they can acquire from any given put and from the Investment Agreement as a whole.  The Company is not currently seeking additional financing sources and has no current plans to obtain financing other than through the Goldbridge Capital Investment Agreement as amended.  In the event the Company is unable to obtain additional debt and equity financing, the Company will not be able to continue its current level of operations.  If the Company is unable to continue its operations, the value of the Company’s assets will experience a significant decline in value from the net book values reflected in the accompanying balance sheet.

The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability.

MANAGEMENT ESTIMATES – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  While it is believed that such estimates are reasonable, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS – The Company considers all highly liquid debt instruments having maturities of three months or less at the date of purchase to be cash equivalents.

COURSE CONTENT LICENSES – Course content licenses consists of licenses to resell complete e-Learning courses that have been paid for by the Company but remain unsold.  Content license costs will be amortized and included in cost of sales, as revenues are recognized from related course sales.  The capitalized license costs are carried at the lower of unamortized cost or net realizable value.

PREPAID EXPENSES – At inception, the Company entered into an agreement with The Internet Business Factory, Inc. (IBF) to provide support services, financing, software development, equipment, staff and incubation services for the development of its business plan.  The Company’s founder, CEO and Chairman of the Board is also the founder of IBF and its CEO.  He is the beneficial owner of over 10% of the Company’s equity and a controlling shareholder of IBF as well.  The Company issued 750,000 shares valued at $0.10 per share to IBF at inception for services to be provided.  These shares were fully vested and non-forfeitable when issued.  Billings for services and overhead totaling $72,600 were rendered in 2000 and $14,400 in the first three quarters of 2001.  IBF has supplied all personnel for the Company including management, marketing and product development staff.  In addition, it has provided or paid for Web development, Web hosting, bandwidth and other operating expenses incurred.

SOFTWARE DEVELOPMENT COSTS – In accordance with accounting pronouncements EITF 00-2 and SOP 98-1, the development stage costs incurred for the Company’s website have been capitalized.  These costs included personnel charges for web programmers and  rental charges for the use of equipment and software used in the development process.  The website software was ready for its intended use March 1, 2001 and, accordingly, the amortization of associated capitalized costs began on that date.  The estimated useful life is three years.  Future development and acquisition costs of software for internal use will be capitalized and amortized over its useful life in accordance with SOP 98-1.  The Company evaluates capitalized software costs for impairment in accordance with FASB 121, and has concluded no impairment loss has occurred to-date.

PROPERTY AND EQUIPMENT – When purchased, property and equipment will be carried at original cost or adjusted net realizable value, as applicable.  Maintenance and repair costs will be charged to expense as incurred.  When assets are sold or retired, the remaining costs and related accumulated depreciation will be removed from the accounts and any resulting gain or loss will be included in income.  For financial reporting purposes, depreciation of property and equipment will be provided using the straight-line method based upon the expected useful lives of each class of assets.  Estimated useful lives of assets are expected to be as follows:  Furniture and fixtures five to seven years; computers and other office equipment three to five years.

FINANCIAL INSTRUMENTS – FAIR VALUE – the carrying values of the Company’s financial instruments, which include cash and cash equivalents, and debt, approximate their respective fair values.

CONCENTRATIONS OF CREDIT RISK – Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables and cash.  The Company places its cash with high credit quality financial institutions.  At times, such amounts may exceed the FDIC limits.  Generally, no collateral or other security will be required to support customers’ receivables.  To reduce credit risk, a customer’s credit history will be reviewed before extending credit.  In addition, an allowance for doubtful accounts will be established as needed based upon factors surrounding the credit risk of specific customers, historical trends and other information.

REVENUE RECOGNITION – The Company expects to recognize revenue  on products, such as course subscriptions, when they are sold and service has been provided, net of sales returns or cancellations, in accordance with SEC Staff Accounting Bulletin No. 101.  The Company will grant refunds and returns on the unused portion of subscriptions if requested by customers prior to the completion of the term of a subscription.  Customers will pay for subscriptions in advance and revenue will be recognized monthly over the term of the subscription.  The customer does not take possession of the software or courses.  The course content remains on the Company’s servers.

OPERATING AND ORGANIZATIONAL COSTS – The Company categorizes those costs that directly relate to the planning, operation, maintenance and delivery of its website and course products as “Operating and organizational costs”.  Development costs for the Company’s website have been capitalized as noted above; development costs for course products, if there were any, would have been capitalized and amortized in accordance with accounting pronouncement FASB 86.  (All current course offerings are licenses to resell complete e-Learning courses developed by others, as described above.)  In the periods ended December 31, 2000 and September 30, 2001 these costs included personnel charges for planning and marketing analysis, equipment and software use rental for maintenance and operating activities, web hosting services, and technical support.

INCOME TAXES – The Company has had losses since inception and, therefore, has not been subject to federal income taxes.  As of September 30, 2001 and December 31, 2000 the Company estimates an accumulated taxable net operating loss (“NOL”) carryforward for income tax purposes of approximately $100,000 and $58,000, respectively, resulting in a deferred tax asset of approximately $33,000 and $19,000, respectively.  These carryforwards begin to expire in 2020.  Because U.S. tax laws limit the time during which NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of its NOL and tax credits for federal income tax purposes.  A valuation allowance has been established to fully offset the deferred tax assets.

LOSS PER SHARE – Loss per share has been calculated using the weighted average number of shares outstanding at September 30, 2001 and December 31, 2000.

NOTE B

PROPERTY AND EQUIPMENT

At September 30, 2001 and December 31, 2000, the Company held no property and equipment.  Computers and other office equipment used by the Company are owned by IBF and charges for such equipment are included in costs billed to the Company by IBF.  The Company currently rents no office space, but has office space available through its primary shareholder.

NOTE C

LOAN FROM SHAREHOLDER

The Company’s principal shareholder paid $30,000 of the Company’s obligation to acquire its initial course licenses during 2000 and loaned the Company $5,255 during the first nine months of 2001.  The loan, which is secured by all of the Company’s assets is payable on demand and bears no interest if repaid by December 31, 2002.

NOTE D

DISCRETIONARY DRAWDOWN OFFERING

On March 13, 2001, the Company entered into an Agreement with Goldbridge Capital, LLC (Goldbridge), an entity owed 37.5% by the Company’s principal shareholder and 37.5% by another shareholder of the Company for a Discretionary Drawdown Offering, (“DDO”), or equity line financing under Rule 415 of the U.S. Securities and Exchange Commission for up to $6 million.  The Agreement was amended on October 31, 2001.  Goldbridge will act as a statutory underwriter of this offering, which requires the Company to register the shares under Rule 415.  The Company will retain control over if and when to “put” stock to Goldbridge under this agreement.  Total funds received from any given put by the Company under the DDO will be the lesser of 90% of or $0.08 below the market price (defined as the lowest closing bid price during the twenty trading days following a put notice), multiplied by the number of shares put to Goldbridge (limited to 15% of the volume during the pricing period), subject to specific conditions and restrictions as reflected in the agreement such as the requirements that the company have an effective registration statement on file as to the put shares and that it be current in its public reporting obligations.  At September 30, 2001 and December 31, 2000, the Company could not meet the agreement’s specific conditions and restrictions, consequently funding under this agreement is not available to the Company at this time.

NOTE E

OTHER RELATED PARTY TRANSACTIONS

The Company has entered into the following transactions with certain directors, executive officers or shareholders who own beneficially more than 5% of the Company’s shares, or members of the immediate family of any of those persons, or other entities in which such persons beneficially own more than 5%:

The Company’s Web site and content databases are located at PG Technology, Inc., a Houston based ISP located near the Clear Lake development offices of IBF.  PG Technology is owned by Mr. Tommy Waldrop who is a Director and the Company’s Chief Technology Officer and a beneficial owner of over 5% of the Company’s common shares.  Services were rendered by PG Technology from June 2000 through December 2000 under a Content License and Service Agreement for which the Company issued 250,000 shares to Mr. Waldrop,  valued by the Company at $0.10 per share on its financial statements.

The Company issued 200,000 shares of its common stock to Goldbridge Capital, LLC on January 15, 2001, for consulting services rendered to the Company in early 2001.  These shares were fully vested and non-forfeitable when issued.  The Company valued these shares at $0.10 per share for a total value of $20,000 on its financial statements, recorded in the period ended September 30, 2001.

NOTE F

SHAREHOLDERS’ EQUITY

At inception, the Company allocated 825,000 shares of its common stock to its primary founder and shareholder who also serves as the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors in consideration for the intellectual property and services provided on the Company’s behalf prior to incorporation.  These shares were valued at par value, $0.0001 per share.

At inception, 250,000 shares of common stock were issued to William Carmichael who, at the time, served as the Chief Operating Officer of IBF, for his services as one of the founders of the Company.  Mr. Carmichael is a shareholder of the Company and IBF.  These shares were valued at par value $0.0001 per share with $25 recorded as expense in 2000.

Two adult children of the Company’s Chief Executive Officer each received 50,000 shares of the Company’s common stock at inception for services they provided assisting with the completion of the Company’s business plan.  These shares were valued by the Company at par value of $0.0001 per share.  Two other founders received a total of 90,000 shares for services rendered in launching the Company.  Their shares were also valued at par value of $0.0001 per share.

At inception, the Company also issued 750,000 shares of its common stock to The Internet Business Factory, Inc., a Houston based Internet incubator.  These shares were non-forfeitable and fully vested when issued.  IBF was founded by the Company’s primary shareholder, Jonathan Gilchrist, who is its Chairman of the Board of Directors and Chief Executive Officer and a significant shareholder.  These shares were issued in consideration for a services agreement with IBF under which, IBF agreed to provide no less than $75,000 in services to the Company at a value of $0.10 per share.

On December 6, 2000 the Company issued 250,000 shares of common stock to Tommy Waldrop for services provided to the Company by PG Technology in the form of ISP services and content provisioning.  These shares were valued at $0.10 per share for accounting purposes.  IBF owns 200,000 of the common shares of PG Technology.

The Company issued 200,000 shares of its common stock to Goldbridge Capital, LLC on January 15, 2001, for consulting services rendered to the Company.  These shares were fully vested and non-forfeitable when issued.  The Company valued these shares at $0.10 per share on its financial statements.

In 2001 the Company issued an additional total of 60,000 shares to four individuals for programming, accounting and management services.  The Company valued these shares at $0.10 per share for accounting purposes.

The Company sold 90,000 shares for $12,000 in 2000 and 15,000 shares for $1,500 in 2001 to accredited investors.

The shares issued in these transactions are summarized in the table below:

Year 2000
Founders stock ($0.0001/sh.)	1,265,000
Shares issued for services ($0.10/sh.)	1,000,000
Shares sold for cash ($0.133/sh.)	90,000
2,355,000
Year 2001
Shares issued for services ($0.10/sh.)	260,000
Shares sold for cash ($0.10/sh.)	15,000
275,000
==========
2,630,000